CONFIDENTIAL                                 EXECUTION COPY

AMENDED AND RESTATED OPERATING AGREEMENT OF
Novvi LLC
by and among
Amyris, Inc.,
Cosan US, Inc.
and
Novvi LLC
dated as of March 26, 2013

Table of Contents
Contents
ARTICLE I DEFINED TERMS    2

SECTION 1.01.	Certain Defined Terms 2
ARTICLE II FORMATION, TERM, PURPOSE AND POWERS    11

SECTION 2.01.	Formation 11

SECTION 2.02.	Name 12

SECTION 2.03.	Term 12

SECTION 2.04.	Principal Place of Business 12

SECTION 2.05.	Title to Company Property 12

SECTION 2.06.	Agent for Service of Process 12

SECTION 2.07.	Purpose 13

SECTION 2.08.	Powers of the Company 13

SECTION 2.09.	Maintenance of Separate Existence 13

SECTION 2.10.	Strategic Decisions 13

SECTION 2.11.	Related Party Transaction 13

SECTION 2.12.	Management Goals 14

SECTION 2.13.	Conduct of Company Business 14

SECTION 2.14.	No Personal Liability 14

SECTION 2.15.	Admission of New Members 14

SECTION 2.16.	Waiver of Fiduciary Duties; Corporate Opportunities 14
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MEMBERS    15

SECTION 3.01.	Organization and Authority 15

SECTION 3.02.	No Conflict 16

SECTION 3.03.	Governmental Consents and Approvals 16
ARTICLE IV CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS    16

SECTION 4.01.	Initial Capital Contributions 16

SECTION 4.02.	Membership Units 17

SECTION 4.03.	Additional Membership Units 17

SECTION 4.04.	Funding Requirements; Additional Funding 17

SECTION 4.05.	Status of Capital Contributions 19

SECTION 4.06.	Capital Accounts 19
ARTICLE V BOARD OF MANAGERS; MANAGERS AND OFFICERS    20

SECTION 5.01.	Management of the Company 20

SECTION 5.02.	Board of Managers; Quorum Requirements 20

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SECTION 5.03.	Removal of Managers; Vacancies 21

SECTION 5.04.	Frequency of Meetings; Notice of Meetings; Agenda 21

SECTION 5.05.	Board of Managers Voting; Approval Matters 22

SECTION 5.07.	Action by Written Consent 26

SECTION 5.08.	Telephonic Meetings 27

SECTION 5.09.	Company Minutes 27

SECTION 5.10.	Manager Compensation and Reimbursement 27

SECTION 5.11.	Audit Committee 27

SECTION 5.12.	Officers 27

SECTION 5.13.	Language 29

SECTION 5.14.	D&O Insurance 30

SECTION 5.15.	Subsidiaries 30

SECTION 5.16.	Deadlock 30
ARTICLE VI CHANGE OF CONTROL EVENT    32

SECTION 6.01.	Change of Control Event 32

SECTION 6.02.	Change of Control Event Consequence. 32
ARTICLE VII ALLOCATIONS; TAX MATTERS    32

SECTION 7.01.	Allocations 32

SECTION 7.02.	Special Allocations 33

SECTION 7.03.	Curative Allocations 35

SECTION 7.04.	Tax Allocations 35

SECTION 7.05.	Tax Matters 36
ARTICLE VIII DISTRIBUTION    36

SECTION 8.01.	Distribution 36

SECTION 8.02.	Liquidation Distribution 37

SECTION 8.03.	Distribution Rules 37

SECTION 8.04.	Limitations on Distribution 37
ARTICLE IX BOOKS AND RECORDS; FINANCIAL STATEMENTS    38

SECTION 9.01.	Books and Records; Financial Statements 38

SECTION 9.02.	Reporting Requirements 39

SECTION 9.03.	Access; Due Diligence 40

SECTION 9.04.	Semi-Annual Updates to Members regarding Company BioFene Transformation Technology 40
ARTICLE X RESTRICTIONS ON TRANSFER    40

SECTION 10.01.	Legends 40

SECTION 10.02.	Restrictions on Transfer; Required Transfers 41

SECTION 10.03.	Improper Transfer or Encumbrance 44

SECTION 10.04.	Transferees to Execute Agreement 44

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ARTICLE XI PUT/CALL, DISSOLUTION, LIQUIDATION AND TERMINATION    45

SECTION 11.01.	Put/Call Option after Uncured Breach 45

SECTION 11.02.	No Dissolution 45

SECTION 11.03.	Events Causing Dissolution 45

SECTION 11.04.	Notice of Dissolution 46

SECTION 11.05.	Liquidation 46

SECTION 11.06.	Termination 47

SECTION 11.07.	Claims of the Members 48
ARTICLE XII LIABILITY AND INDEMNIFICATION    48

SECTION 12.01.	Liability of Members 48

SECTION 12.02.	Indemnification of Covered Person 48

SECTION 12.03.	Indemnification by the Company 48

SECTION 12.04.	Advancement of Expenses 50
ARTICLE XIII EXCLUSIVITY    50

SECTION 13.01.	Exclusivity 50

SECTION 13.02.	Non‑Solicitation 51
ARTICLE XIV MISCELLANEOUS    51

SECTION 14.01.	Confidential Information 51

SECTION 14.02.	Notices 53

SECTION 14.03.	Public Announcements 54

SECTION 14.04.	Interpretation 54

SECTION 14.05.	Severability 54

SECTION 14.06.	Counterparts 54

SECTION 14.07.	Entire Agreement 54

SECTION 14.08.	Governing Law; Submission to Jurisdiction; Arbitration 54

SECTION 14.09.	Specific Performance 58

SECTION 14.10.	Expenses 58

SECTION 14.11.	Amendments and Waivers; Assignment 58

SECTION 14.12.	No Third Party Beneficiaries 58

SECTION 14.13.	Headings 59

SECTION 14.14.	Construction 59

SECTION 14.15.	Former Amyris Employees, Officers and/or Contractors 59

SECTION 14.16.	Further Assurances 59

SECTION 14.17.	BioFene Supply Agreement 59

Schedule 2.01    List of Members and Addresses

Exhibit A    Form of Unit Certificate
Exhibit B    Fair Market Value Methodology

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AMENDED AND RESTATED OPERATING AGREEMENT
OF
NOVVI LLC
This AMENDED AND RESTATED OPERATING AGREEMENT of Novvi LLC, a Delaware limited liability company (the “Company”), is made and effective as of March 26, 2013 (the “Effective Date”), among Amyris, Inc., a Delaware corporation (“Amyris”), Cosan US, Inc., a Delaware corporation (“Cosan US”), (each, a “Member” as defined herein, and together the “Members”) and the Company (the “Agreement”).
W I T N E S S E T H:
WHEREAS, the Members formed the Company pursuant to and in accordance with the Delaware Limited Company Act, 6 Del. C. § 18‑101, et seq. (as the same may be amended from time to time, the “Act”) by filing the Certificate with the Office of the Secretary of State of the State of Delaware pursuant to the Act on September 6, 2011;
WHEREAS, Amyris and Cosan US have agreed to collaborate, though the Company, on the development, production, marketing and distribution of Base Oils, Additives, and Lubricants derived from BioFene (and possibly from other molecules and technologies) for use in the Lubricant Market (“Company Business”), all as further defined and described below;
WHEREAS, in pursuit of the Company Business, the Company and Amyris are parties to that certain IP License Agreement (as the same may be amended from time to time, the “IP License Agreement”), entered into on March 26, 2013 under which Amyris grants the Company certain rights under its intellectual property, including (i) the Expanded License and Rights under Amyris Base Technology and (ii) a right of first offer with regard to Amyris' Alternative Technology, to develop, make and sell Base Oils, Additives and Lubricants for the Lubricant Market, all as further described in the IP License Agreement;
WHEREAS, in pursuit of the Company Business, the Company and Cosan US are parties to that certain Cosan US Alternative Technology License Agreement, which shall be entered into promptly after the Effective Date (as the same may be amended from time to time, the “Cosan US License Agreement”), under which Cosan US grants the Company a right of first offer with regard to Cosan US's Alternative Technology to develop, make and sell Base Oils, Additives and Lubricants for the Lubricant Market, all as further described in the Cosan US License Agreement;
WHEREAS, on September 6, 2011, the Members entered into an Agreement of Limited Liability Company of Novvi LLC (the “Original Operating Agreement”); and
WHEREAS, by executing and delivering this Agreement, the Company and each of the Members hereby (i) agree to amend and restate the terms of the Original Operating Agreement as set forth herein, and that upon the effectiveness of this Agreement, the Original Operating Agreement shall be superseded entirely by this Agreement and (ii) declare this

Agreement to be the operating agreement of the Company for the purposes and upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE I
DEFINED TERMS
SECTION 1.01 Certain Defined Terms. (a) Each of the following terms shall have the following meanings:
“Additive” means any material added to a Base Oil to change its properties, characteristics, or performance (e.g., anti-foam, anti-wear, corrosion inhibitor, detergent, dispersant, pour point depressant, anti-oxidant, or friction modifier), but specifically excluding all viscosity index improvers.
“Adjusted Capital Account” means, with respect to each Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i)    Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of each of Sections 1.704‑2(g)(1) and 1.704‑2(i)(5) of the Regulations); and
(ii)    Debit to such Capital Account the items described in Sections 1.704‑1(b)(2)(ii)(d)(4), 1.704‑1(b)(2)(ii)(d)(5) and 1.704‑1(b)(2)(ii)(d)(6) of the Regulations.
“Adjusted Capital Account Deficit” means, with respect to each Member, the deficit balance, if any, in such Member's Adjusted Capital Account as of the end of the relevant Fiscal Year.
“Affiliate” means, as regards to a certain Person (a “First Person”), any Person who, directly or indirectly, through one or more intermediates, Controls the First Person, is Controlled by the First Person, or is under common Control with the First Person. Notwithstanding the preceding definition, for purposes of this Agreement, the Company is not considered an Affiliate of Amyris or Cosan US (or their respective Affiliates) nor are Amyris and Cosan US (or their respective Affiliates) considered Affiliates of the Company.
“Agreement” means this Amended and Restated Operating Agreement of Novvi LLC, as amended, modified, supplemented or restated from time to time.
“Alternative Technology” means a technology (other than a BioFene-related technology) from a renewable source or a molecule (other than a BioFene-derived molecule) from a renewable source from which Base Oils or Additives, in each case, for the Lubricants Market could reasonably be expected to be developed or made.
“Amyris BioFene Manufacturing Technology” means the Patents and Know-How that (i) are Controlled by Amyris and (ii) are necessary or reasonably useful for the development, making (and having made), offering for sale, sale, and importing of BioFene itself, including, but not limited to, BioFene Production Strains and any Patents and Know-How related to the genetic engineering of such BioFene Production Strains, the fermentation methods for making BioFene, the methods of recovery of BioFene from fermentation broth, the processes of isolating BioFene directly from fermentation broth, and the methods of purifying BioFene. The term “Amyris BioFene Manufacturing Technology” also includes any and all Joint BioFene Manufacturing Improvements (as defined in the IP License Agreement) and Novvi LLC BioFene Manufacturing Improvements (as defined in the IP License Agreement), but expressly excludes any Company BioFene Transformation Technology.
“Asset Value” means, with respect to any asset, the asset's adjusted basis for United States federal income tax purposes, except as follows:
(i)    The initial Asset Value of any asset (other than money) contributed by a Member to the Company shall be the gross fair market value of such asset (A) as set forth in Section 4.01(a)(i), or (B) if such asset is not listed in Section 4.01(a)(i), as agreed to by all of the Members;
(ii)    The Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as determined by agreement among all of the Members as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; or (c) the liquidation of the Company within the meaning of Section 1.704‑1(b)(2)(ii)(g) of the Regulations, provided however, that adjustments pursuant to clauses (a) and (b) above shall be made only if all of the Members agree that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and
(iii)    The Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the agreement among all the Members.
If the Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i) or (ii), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.
“Base Oil” means a fluid base compound to which other oils, Additives, or components are added to produce a Lubricant.

“Beneficial Owner” or “Beneficially Own” has the meaning given such term in Rule 13d‑3 (or any successor provision) under the United States Securities Exchange Act of 1934, as amended.
“BioFene” means farnesene produced through Amyris BioFene Manufacturing Technology.
“Business Day” means any day, except a Saturday, Sunday or other day on which commercial banking institutions in the State of California in the United States of America and in the State of São Paulo in Brazil are authorized or directed by applicable Law or executive order to close.
“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.06.
“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Asset Value of any property (other than money) contributed to the Company pursuant to Article IV. In the case of a Member that acquires an interest in the Company by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the Capital Contribution of such Member's predecessor to the extent relating to the acquired interest.
“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Act.
“Change of Control of Amyris” means any transaction (or a series of related transactions), as a result of which a Competitor of the Company becomes, direct or indirectly, the Controlling Person of Amyris.
“Change of Control of Cosan US” means any transaction (or a series of related transactions) as a result of which a Competitor of the Company becomes, direct or indirectly, the Controlling Person of Cosan US.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. The reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company BioFene Transformation Technology” means the Patents and Know-How in each case that (i) are Controlled by the Company as of the Effective Date or become Controlled by the Company during the term of Amyris's license under Section 2.2 of the IP License Agreement (in each case other than Patents and Know-How licensed from Amyris) and (ii) are related to the chemical transformation of BioFene or a BioFene-derivative into another compound. For clarity, the term “Company BioFene

Transformation Technology” does not include Novvi LLC Breach Inventions (as defined in the IP License Agreement).

“Competitor of the Company” means any Person that is engaged in the development, production, marketing and distribution of Base Oils, Additives or Lubricants for the Lubricants Market.
“Control” means, when used with respect to any Person (“Controlled Person”), (i) the power, held by another Person, alone or together with other Persons bound by a voting or similar agreement (each a “Controlling Person”), to elect, directly or indirectly, the majority of the senior management and to establish and conduct the policies and management of the relevant Controlled Person; or (ii) the direct or indirect ownership by a Controlling Person and its Affiliates, alone or together with another Controlling Person and its Affiliates, of at least fifty percent (50%) plus one (1) share/quota representing the voting stock of the Controlled Person. In the context of Patents and Know-How, Control means rights under and to such Patents and Know-How held by a party, whether by ownership or license, sufficient to grant the applicable license or rights under the IP License Agreement without violating the terms of any arrangement with any Third Party. Terms derived from Control, such as “Controlled”, “Controlling” and “under common Control” shall have a similar meaning to Control.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws under any employee benefit plan of Seller or its Affiliates.
“Copyrights” means all copyrights, whether in published or unpublished works; databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.
“Covered Person” means a Member, any Affiliate of a Member, any officers, directors, Managers, shareholders, employees or partners or members of a Member, or its respective Affiliates or any Managers or Officers of the Company.
“Deadlock Issue” means an issue or a matter with respect to which a decision is required to be made in order to (a) prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect on the Company, (b) alleviate the effect on the business, assets, operations, results of operations or financial condition of the Company caused by such event such as to, to the extent possible, restore the Company to the state of affairs enjoyed by the Company immediately prior to the occurrence of such event, (c) avoid a material change in the state of affairs, business, corporate governance, assets, operations, results of operations or financial condition of the Company caused by such event, or (d) approve a Member Approval Matter, as set forth in Section 5.06(e) below, or a Board of Managers Approval Matter, as set forth in Section 5.05 below.
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided however, that if the Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that, if the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Members.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.
“Expanded Licenses and Rights under Amyris Base Technology” means the licenses and related rights granted by Amyris to the Company in the IP License Agreement.
“Fair Market Value” means the fair market value of the Company's Membership Units, as calculated using the methodology set forth in Exhibit B to this Agreement.
“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on December 31, 2011, (ii) any subsequent twelve‑month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article VII hereof.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Insolvency Event” means (i) an involuntary petition under any bankruptcy or insolvency law or under the reorganization provisions of any such law is filed with respect to a Member or a receiver of, or for, the property of a Member is appointed without the consent of such Member, which petition or appointment remains undischarged or unstayed for an aggregate period of ninety (90) days (whether or not consecutive); or (ii) a Member consents to the entry of an order for relief against it in an involuntary case under any bankruptcy or insolvency law or under the reorganization provisions of any such law; or (iii) a voluntary petition under any bankruptcy or insolvency law or under the reorganization provisions of any such law is filed by a Member, a voluntary assignment of a Member's property for the benefit of creditors is made, or a receiver of, or for, the property of a Member is appointed by, or consented to, by such Member.
“Know-How” means any non-patented information and tangible materials, including: (i) technical and non-technical data, specifications, formulae, compounds, formulations, assays, designs, results, information, conclusions, interpretations, inventions, developments, discoveries, ideas, improvements, and trade secrets, (ii) methods, databases, tests, procedures, processes, and techniques, (iii) Production Strains (if applicable), and (iv) other know-how and technology including Copyrights.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, United States federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over Company or the Members, as the case may be.
“Lubricant” means all substances introduced between two moving surfaces to reduce the friction between them, improving efficiency and reducing wear, or dissolving or transporting foreign particles, or distributing heat, in each case comprising a formulation of at least one Base Oil combined or blended with Additives, sold as a finished product for automotive and industrial applications, for use in, by way of example only: automotive, 2-cycle, marine and other engines, ship lubrication, hydraulic equipment, food processing equipment and machinery, and wind turbines. However, the term “Lubricants” expressly excludes drilling oils, fluids and muds, in accordance with the standards set by American Petroleum Institute.
“Lubricants Market” means the worldwide market for automotive, commercial, and industrial Lubricants. For the avoidance of doubt, the following markets, but not limited to the following markets, are expressly excluded from the term “Lubricants Market”: the markets for flavors and fragrances, food additives, cosmetics and personal care, drilling oils, fluids and muds, fuels, cleaners, paints, coatings, ink, consumer-packaged goods, pesticides, and pharmaceuticals.

“Majority Vote” means, with respect to any matter to be voted on, the written approval of, or the affirmative vote by, a majority of the Managers serving on the Board of Managers.
“Material Adverse Effect” means any event, condition, change or effect that materially and adversely affect the business, assets, operations, results of operations or financial condition of the Company, taken as a whole.
“Member” means any Person named as a member of the Company on Schedule 2.01 hereto and any Person admitted as an additional Member pursuant to the provisions of this Agreement, in each case, in such Person's capacity as a member of the Company.

“Membership Unit” means a limited liability company interest in the Company (not including any right to the return of Capital Contributions and any interest thereon) representing such fractional part of the interest of all unit holders pursuant to this Agreement as is equal to the quotient of one divided by the total number of Membership Units as evidenced by a certificate in the form of Exhibit A to this Agreement.
“Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:
(i)    any income of the Company exempt from United States federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
(ii)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulation Section 1.704‑1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;
(iii)    in the event the Asset Value of any asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;
(iv)    gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;
(v)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above; and
(vi)    any items which are specially allocated pursuant to Sections 7.02 and 7.03 shall not be taken into account in computing Net Profits or Net Losses.
The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.02 and 6.03 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

“Patents” means any patents, patent applications, or certificates of invention, together with all additions, divisions, continuations, continuations-in-part, provisionals, converted provisionals, substitutions, reissues, re-examinations, revalidations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like with respect to any of the foregoing.
“Person” means any individual, corporation, partnership, limited partnership, limited partnership with share capital, limited liability company, Brazilian limited liability company (sociedade limitada), association, joint-stock company (sociedade por ações), joint venture, other legal entity, trust, unincorporated or governmental organization or any agency or political subdivision thereof.
“Production Strain” means recombinant yeast or some other microbial agent that has been genetically engineered to make a desired compound or product by means of a fermentation process.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Related Party Transaction” means any deal, operation, transaction and/or business relationship between, on one side, the Company or a Person Controlled by the Company and, on the other side, a Member or any Affiliate of such Member, or their respective officers, directors, managers or relatives up to three degrees of relationship separation.
“Restricted Membership Units” means all Membership Units other than (a) Membership Units that have been registered under a registration statement pursuant to the Securities Act, (b) Membership Units with respect to which a Transfer has been made in reliance on and in accordance with Rule 144 or (c) Membership Units with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance reasonably satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (ii) a “no action” letter from the staff of the United States Securities and Exchange Commission, to the effect that subsequent transfers of such Membership Units may be effected without registration under the Securities Act or compliance with Rule 144.
“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by thereunder.
“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited partnership, limited partnership with share capital, limited liability company, Brazilian limited liability company (sociedade limitada), association, joint-stock company (sociedade por ações), joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Transfer” means, in respect of any Membership Unit, property or other asset, any direct or indirect transfer, sale, assignment, exchange, donation, lease, abandonment or other disposition of any kind, voluntary or involuntary, contingent or non‑contingent, including any direct or indirect transfer, sale, assignment, exchange, donation, lease, abandonment or other disposition of any kind that results from the foreclosure of any Encumbrance.
“Transferee” means any Person that is a transferee of a Member's interest in the Company, or part thereof.
“Third Party” means any Person, except for the Company, the Members and their respective Affiliates or their respective permitted successors and assigns.
(b)    The following terms have the meanings set forth in the Section set forth opposite such term:

Term	Section

Act	Recitals
Amyris	Preamble
Amyris Managers	5.02(a)
Applicable Deadlock Issue	5.16(d)
Appraisers Arbitration Chamber	Exhibit B 14.08(b)
Arbitration Rules	14.08(b)
Arbitration Tribunal Assumed Tax Liability	14.08(c) 8.01(b)(i)
Auditors	9.01(a)
Board of Managers	5.01
Board of Managers Approval Matter	5.05
Breach Call Option Breach Put Option Breach Put/Call Option Notice Capital Call	11.01(i) 11.01(ii) 11.01 4.04(b)
Chair	5.02(a)
Change of Control Event	6.01
Company	Preamble
Company Business	Recitals
Confidential Information	14.01(a)
Corporate Opportunities Group	2.16(a)(i)
Cosan US	Preamble
Cosan US License Agreement Cosan US Managers	Recitals 5.02(a)

Term	Section

Deadlock	5.16(a)
Deadlock Mediation Period	5.16(e)
Deadlock Notice	5.16(a)
Deadlock Question	5.16(c)
Declaration	5.16(d)
Declaring Member	5.16(c)
Disclosing Party	14.01(a)
Effective Date Former Member	Preamble 10.03
Initial Capital Contribution	4.01(a)
IP License Agreement	Recitals
Liquidating Trustee	11.04
Losses	12.02
Manager	5.02(a)
Mediator	5.16(e)
Member Approval Matter	5.06(e)
Negotiation Period	5.16(d)
Non Cash Consideration Officers	10.02(c)(ii) 5.12(a)
Original Operating Agreement	Recitals
President	5.12(a)
Prospective Transferee Receiving Party Regulatory Allocations	10.04 14.01(a) 7.03
Representatives	14.01(a)
Right of First Refusal Selling Member	10.02(c) 10.02(c)
Sole Appraiser Tag Along Right Tax Matters Partner Third Appraiser	Exhibit B 10.02(c) 7.05(c) Exhibit B

ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
SECTION 2.01. Formation. (a) The Members have formed, and hereby confirm the formation of, the Company as a limited liability company under and pursuant to the provisions of the Act and all other pertinent Laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The parties hereto agree that their rights, duties and liabilities and the rights duties and liabilities of any additional Member admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein.

(b)    The name and mailing address of each Member shall be listed on Schedule 2.01 attached hereto. Each of the Members is hereby admitted as a Member of the Company. Additional Members shall be admitted as Members of the Company in accordance with Section 2.11. The President, or a designee of the President, shall be required to update Schedule 2.01 from time to time, as necessary to reflect accurately the information therein as known by the President, but no such update shall modify Schedule 2.01 in any manner inconsistent with this Agreement or the Act. Any amendment or revision to Schedule 2.01 made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of Section 13.13. Any reference in this Agreement to Schedule 2.01 shall be deemed to be a reference to Schedule 2.01, as amended and in effect from time to time.
(c)    The President, together with at least one other Officer of the Company, shall be designated as authorized persons, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted by the Members in a manner authorized by Section 5.06(e) this Agreement.
SECTION 2.02. Name. The name of the Company is Novvi LLC. The Company Business may not be conducted under any other name unless the Members expressly agree in writing.
SECTION 2.03. Term. The term of the Company commenced, and the Certificate was filed in the Office of the Secretary of State of the State of Delaware on September 6, 2011, and the Company shall continue for any term set forth from time to time in the Certificate, subject to the provisions set forth in Article XI and applicable Law. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.
SECTION 2.04. Principal Place of Business. The principal place of business of the Company shall be located at 5885 Hollis Street, Emeryville, CA 94608, or such other place as the Board of Managers may determine from time to time per Section 5.05, and the Company shall have other regional offices and operations as the Board of Managers may determine from time to time per Section 5.05.
SECTION 2.05. Title to Company Property. Any property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.
SECTION 2.06. Agent for Service of Process. The Company's registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the Members from time to time per Section 5.06(e).

SECTION 2.07. Purpose. The purpose of the Company is to engage in the Company Business.
SECTION 2.08. Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.07.
SECTION 2.09. Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Members and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person, and shall not commingle the Company's assets with those of any Affiliate of the Company or any other Person. In furtherance, and not in limitation, of the foregoing, the Company shall not:
(i)    Authorize or permit any Person other than the Board of Managers and the Officers as provided herein, to act on its own behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a limited liability company's members or managing member would customarily be responsible;
(ii)    Fail (a) to maintain or cause to be maintained by an agent under the Company's control physical possession of all its books and records, (b) to maintain capitalization adequate for the conduct of its business, (c) to account for and manage all of its liabilities separately from those of any other Person, including payment by it of administrative expenses and taxes, other than income taxes, from its own assets, or (d) to identify or cause to be identified separately all of its assets from those of any other Person;
(iii)    Commingle, or permit the commingling of, its funds with the funds of any Member or any Affiliate of any Member or use its funds for other than the Company's uses; or
(iv)    Maintain, or permit the maintenance of, joint bank accounts or other depository accounts to which any Member would have independent access.
SECTION 2.10. Strategic Decisions. The Company's strategic decisions shall always take into account the Company's best interests, with the purpose of (i) providing the Members with the best possible sustainable return on their investments and (ii) achieving the goals and objectives set forth in any approved business plan.
SECTION 2.11. Related Party Transaction. Any Related Party Transaction shall be subject to Board of Managers approval under Section 5.05 and carried out on an arms' length basis under conditions consistent to those that such parties would be offered in case such transaction were carried out with Third Parties, without conflict of interest and in the best interests of the Company and its Subsidiaries.

SECTION 2.12. Management Goals. The Managers and Officers of the Company and its Subsidiaries shall be instructed, subject to any applicable fiduciary duties of Officers under applicable Delaware Law, to use their best efforts in pursuing return over capital employed, efficiency, productivity, safety and competitiveness with respect to the activities of the Company and its Subsidiaries.
SECTION 2.13. Conduct of Company Business. The Company, its Subsidiaries, and its and their respective Managers, directors, Officers, agents, employees and any other Person acting on behalf of the Company or any of its Subsidiaries shall not, under any circumstances and for any reason whatsoever, engage in any illegal or unlawful business conduct, and the Company shall use its reasonable best efforts - and cause its Subsidiaries to use their reasonable best efforts - to maintain good labor, social and environmental standards, in the conduct of the Company Business.
SECTION 2.14. No Personal Liability. Except as provided by the Act, no Member or any Manager shall be personally liable for any obligations of the Company and except as specifically provided in Article IV, no Member shall have any obligation or be required to make any Capital Contribution or loan or otherwise advance any funds to the Company.
SECTION 2.15. Admission of New Members. (a) New Members shall be admitted to the Company only with the approval of Members representing at least sixty-five percent (65%) of the Membership Units and on terms and conditions which are consistent with this Agreement (including without limitation any applicable restrictions on transfer set forth in Article X), the Certificate, the Act and any applicable Law. Any such new Members shall obtain Membership Units and shall participate in the management, profits, losses, and distributions of the Company on such terms and with such amendments to this Agreement as are approved by the affirmative vote of the existing Members representing at least sixty-five percent (65%) of the Membership Units.
(b)    A Transferee will be admitted as a substitute Member only if the Transfer to the Transferee is made in compliance with all the requirements of Article X (including, but not limited to, the requirement that such Transferee becomes a party to this Agreement) and the Transferee complies with all of the terms of this Agreement applicable to it.
SECTION 2.16. Waiver of Fiduciary Duties; Corporate Opportunities. (a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members hereto or their respective Affiliates or designated Managers. Further, the Members hereby waive any and all fiduciary duties that, absent such waiver, may be implied by applicable Law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement. Additionally, each Member acknowledges that the other Members and the Affiliates of such Members own and/or manage other businesses, including businesses that may compete with the Company, the other Members or the Affiliates of such other Members. Without any accountability to the Company or any Member by virtue of this Agreement:
(i)    Each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees, and each Manager designated by such Member (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, including, without limitation, those business opportunities that might be the same or similar to the Company Business;
(ii)    Neither the Company nor any Member or such Member's Corporate Opportunities Group shall have any right in or to such other business opportunities of any other Member or such Member's Corporate Opportunities Group or to the income or proceeds derived therefrom;
(iii)    No Member or its Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or any other Member or such other Member's Corporate Opportunities Group, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other Member or other Member's Corporate Opportunities Group, could be taken by such Persons; and
(iv)    Each Member and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Member, or any Person in such other Member's Corporate Opportunities Group.
(b)    Notwithstanding the foregoing, nothing in Section 2.12(a) shall alter or amend the rights and obligations of the Company, Amyris and its Affiliates, or Cosan US and its Affiliates under Article 3 of the IP License Agreement (i.e., ROFO re Alternative Technology), the Cosan US License Agreement (i.e., ROFO re Alternative Technology), or in Section 13.1 of this Agreement (i.e., Exclusivity).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE MEMBERS
Each Member severally, but not jointly, represents and warrants to the Company and each other Member as follows:
SECTION 3.01. Organization and Authority. To the extent such Member is not a natural person, it is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby. Such Member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement. The execution and delivery of this Agreement by such Member, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Member, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of such Member enforceable against it in accordance with its terms.
SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement by such Member do not and will not (a) violate, conflict with or result in the breach of any provision of its charter or by‑laws (or similar organizational documents), to the extent it has such, (b) conflict with or violate any Law, governmental regulation or governmental order applicable to such party or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement, whether among the Members or otherwise, by which such party is bound, except to the extent that any conflict under (b) or (c) above would not prevent or materially hinder the performance of the actions contemplated by this Agreement.
SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.
ARTICLE IV
CAPITAL CONTRIBUTIONS AND
CAPITAL ACCOUNTS
SECTION 4.01. Initial Capital Contributions; Payment Schedule.
(a)    The initial capital contribution that both Amyris and Cosan US shall make to the Company upon the date of this Agreement shall be in the aggregate Twenty Million Two Hundred U.S. Dollars (US$20,000,200) (the “Initial Capital Contribution”). The Initial Capital Contribution shall be made by the Members as follows:
(i)    In return for one hundred thousand one (100,001) Membership Units of the Company, initially representing fifty percent (50%) of the issued and outstanding Membership Units, Amyris has contributed to the Company: (1) One Hundred U.S. Dollars (US$100) in cash in conjunction with the Original Operating Agreement and (2) the Expanded Licenses and Rights under Amyris Base Technology, which the Members hereby unanimously agree to be valued at Ten Million U.S. Dollars (US$10,000,000), such aggregate contribution having been unanimously agreed to be good and valuable consideration for Amyris' Membership Units by all Members of the Company.
(ii)    In return for one hundred thousand one (100,001) Membership Units of the Company, initially representing fifty percent (50%) of the issued and outstanding Membership Units, Cosan US has contributed to the Company (1) One Hundred U.S. Dollars (US$100) in cash in conjunction with the Original Operating Agreement and (2) Ten Million U.S. Dollars (US$10,000,000) in cash (payable per Subsection (b) below), such aggregate contribution having been unanimously agreed to be good and valuable consideration for Cosan US's Membership Units by all Members of the Company.
(b)    Upon execution of this Agreement, Cosan US will pay the Company the Ten Million U.S. Dollars (US$10,000,000) described in Clause 2 of Section 4.01(a)(ii) by wire transfer in immediately available funds to an account designated by the Company.
SECTION 4.02. Membership Units. All Membership Units shall have identical rights in all respects as all other Membership Units except as otherwise specified in this Agreement. Each Member hereby agrees that its interest in the Company and in its Membership Units shall for all purposes be personal property.
SECTION 4.03. Additional Membership Units. In the event (i) additional Membership Units shall be issued to a Member or to any other Person or (ii) Membership Units are sold or Transferred to another Member or any other Person (subject to the restrictions and provisions of this Agreement) and such Person shall be admitted as a Member in accordance with Section 2.15, the President shall amend Schedule 2.01 accordingly. Any Capital Contribution to be made by such Person in exchange for Membership Units shall be subject to the restrictions and provisions of this Agreement and in the form and amount determined by the Members per Section 5.06(e), and the amount of such Capital Contribution, if any, shall be credited to such Person's Capital Account.
SECTION 4.04. Funding Requirements; Additional Funding. (a) The Members agree that, no later than when the Company has only One Million U.S. Dollars (US$1,000,000) in cash remaining, the Board of Managers will meet and determine whether additional Capital Contributions to the Company are warranted. In the event that the Board of Managers determines, at any time, that additional capital is required to support the operations of the Company, such capital will be obtained through any one or a combination of the following means, at the election of the Board of Managers, in each case subject to any applicable approval requirement set forth in this Agreement including without limitation the approval of the Members required under Section 5.06(e)(i):
(i)    revolving credit or other loan facilities provided by unrelated Persons (such as banks);
(ii)    cash advances or other credit or loan facilities provided by the Members or their Affiliates; or
(iii)    additional cash Capital Contributions by the Members.
In the event that such capital is to be obtained in the form of revolving credit or other loan facilities, it shall be secured by the Company and guaranteed by the Members in proportion to their Membership Units, if requested by the relevant lender, provided that if Cosan US does not own assets to guarantee such credit or loan facility in the United States of America, its obligation to guarantee such credit or loan facility shall be satisfied with assets of its Affiliates located abroad, provided further that if the respective lender does not accept such guarantee, Cosan US will not be under any obligation to have funds being remitted to the United States for such purpose and in such case, then the other Members will also not be obligated to guarantee such credit or loan facility. In the event that such capital is to be obtained in the form of cash advances or other credit or loan facilities provided by a Member, the Company shall notify the other Members of the advances to be made or other credit or loan facilities to be provided pursuant to this Section 4.04 by delivering a written notice to the other Members in accordance with Section 14.02 specifying (i) the aggregate amount of cash advances or other credit or loan facilities required at such time and (ii) the amount of cash advances to be made or loan or credit facilities to be provided by the Member, which amount shall be the product of (A) the aggregate amount of cash advances or other credit or loan facilities to be made and (B) a fraction, the numerator of which shall be the aggregate number of Membership Units owned by such Member and the denominator of which shall be the total number of outstanding Membership Units. The cash advances to be made by each Member shall be made pro rata to their Membership Units in immediately available funds by wire transfer or other similar means to a bank account designated by the Company in such notice prior to the close of business on the tenth Business Day following the date of delivery of such notice. The Member shall be compensated for such advances on an annual basis for the duration of that support by the payment of an interest charge based upon the interest rate as shall be agreed to by such Member and the Board of Managers, provided that the Managers appointed by such Member shall not vote on such interest rate.
(b)    In the event that such additional funding is made in the form of additional Capital Contributions by the Members (a “Capital Call”), the Members satisfying such Capital Call shall receive additional Membership Units at a price per Membership Unit equal to the Fair Market Value of the Membership Units. The Company shall notify each Member of the Capital Call to be made pursuant to this Section 4.04(b) by delivering written notice to each Member in accordance with Section 14.02 specifying (i) the aggregate amount of the Capital Call required at such time and (ii) the amount of the Capital Call to be provided by such Member, which amount shall be the product of (A) the aggregate amount of the Capital Call to be made and (B) a fraction, the numerator of which shall be the aggregate number of Membership Units owned by such Member and the denominator of which shall be the total number of outstanding Membership Units. In the event a Member is authorized by the Capital Call to satisfy its share of such Capital Call in the form of assets (instead of cash), the value of such additional Capital Contribution shall be deemed to be the fair market value of such assets as determined per clause (i) of the definition of Asset Value.
(c)    Any written notice delivered by the Company to the Members pursuant to Section 4.04(a) or (b) shall specify, in addition to the information otherwise required, the date on which any advance, other credit support or Capital Call is due, account numbers for the wire transfer of cash amounts and any other information the Company determines.
(d)    Notwithstanding anything to the contrary set forth herein, any (i) cash advances or other credit or loan facilities provided by the Members or their Affiliates or (ii) additional cash or non-cash Capital Contributions by the Members contemplated herein in connection with the funding of the Company shall be made by each Member at the same time, on the same terms, in the same manner and in the same proportion as each other Member, based on the number of Membership Units owned by such Member in relation to the total number of outstanding Membership Units as contemplated in this Section 4.04.

SECTION 4.05. Status of Capital Contributions. (a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or, except pursuant to Related Party Transaction between the Company and a Member that is in writing and approved by the Board of Managers as expressly provided herein, for services rendered on behalf of the Company or otherwise in its capacity as a Member. Except as otherwise expressly provided herein, no Member will be permitted to borrow, make an early withdrawal of, or demand or receive a return of any Capital Contributions. Under circumstances requiring a return of any Capital Contributions, except as otherwise expressly provided in this Agreement, no Member will have the right to receive property other than cash.
(b)    Except as otherwise provided herein, the Members shall be liable only to make their Capital Contributions pursuant to this Article IV, and no Member shall be required to lend any funds to the Company or, after a Member's Capital Contributions have been fully paid pursuant to this Article IV, to make any additional capital contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member or Transferee. A Member's obligation to contribute capital to the Company is conditional; payable only to the extent, and only in such amounts, required to be paid to the Company pursuant to this Agreement. Notwithstanding any other provision in this Agreement, the obligations of the Members pursuant to this Section 4.05 shall not be, and shall not be deemed to be, a guaranty, maintenance agreement or other similar agreement, or under any circumstances utilized to satisfy the general obligations and liabilities of the Company.
SECTION 4.06. Capital Accounts. (a) An individual Capital Account shall be established and maintained for each Member.
(b)    The Capital Account of each Member shall be maintained in accordance with the following provisions:
(i)    to each Member's Capital Account there shall be credited all such Member's Capital Contributions, such Member's distributive share of Net Profits, any items in the nature of income or gain that are specially allocated to such Member pursuant to Article VII and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;
(ii)    to such Member's Capital Account there shall be debited the amount of cash and the Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Net Losses, any items in the nature of deductions or losses that are specially allocated to such Member pursuant to Article VII and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company;
(iii)    in the event all or some of a Member's interest in the Company is sold in accordance with Article X, the Transferee shall succeed to the Capital Account of the assignor to the extent it relates to the transferred interest; and

(iv)    no Member shall be required to pay to the Company or to any other Member or Person any deficit in such Member's Capital Account upon dissolution of the Company or otherwise.
ARTICLE V
BOARD OF MANAGERS; MANAGERS
AND OFFICERS
SECTION 5.01. Management of the Company. The management of the Company shall be vested exclusively in the Board of Managers (the “Board of Managers”), which may from time to time by resolution delegate authority to the Officers pursuant to Section 5.12, to act on behalf of the Company. Except as otherwise agreed by the Members, no Member shall have any right or authority to take any action on behalf of the Company or to bind or commit the Company with respect to Third Parties or otherwise. Each Member hereby (i) specifically delegates to the Board of Managers its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions in Section 18‑407 of the Act, and (ii) revokes its right to bind the Company, as contemplated by the provisions of Section 18‑402 of the Act.
SECTION 5.02. Board of Managers; Quorum Requirements. (a) So long as a Member owns at least thirty-five percent (35%) of the Membership Units of the Company, such Member shall have the right to appoint one individual, as set forth below, to act on its behalf at meetings of the Board of Managers (each a “Manager”). Initially, the Board of Managers of the Company shall be composed of six (6) Managers. So long as a Member owns at least fifty percent (50%) of the Membership Units of the Company, such Member shall have the right to appoint three (3) Managers, and so long as a Member owns less than fifty percent (50%) but at least thirty-five percent (35%) of the Membership Units of the Company, such Member shall be entitled to appoint one (1) Manager. Furthermore, as long as Cosan US and Amyris each hold fifty percent (50%) of the Membership Units of the Company, the Members shall alternate the appointment of the chairman of the Board of Managers (the “Chair”) from one of its appointed Managers. If one of the Members, at any time, becomes the Company's Controlling Member, then such Member shall always have the right to appoint the Chair while such Member remains the Company's Controlling Member. The Chair shall be appointed for a two 2‑year term and shall preside over meetings of the Board of Managers during his or her term of office. The first Chair shall be appointed by Amyris. Any Managers appointed by Amyris shall be designated as “Amyris Managers”, and any Managers appointed by Cosan US shall be designated as “Cosan US Managers”. The Amyris Managers shall be officers or employees of Amyris or its Affiliates; the Cosan US Managers shall be officers or employees of Cosan US or its Affiliates. The initial Cosan US Managers shall be Mr. Marcos Marinho Lutz, Mr. Lineu Paulo Moran Filho, and Mr. Nelson Roseira Gomes Neto, and the initial Amyris Managers shall be Mr. John Melo, Mr. Paulo Diniz, and Mr. Joel Velasco. The composition of the Board of Managers shall thereafter be determined by the Members pursuant to this Section 5.02.
(b)    A Manager appointed as provided herein shall serve for a two (2)-year term or until such Manager's successor is appointed by the Member who appointed such Manager, including in the event of any retirement, removal, resignation or death of a Manager.

A Manager may be re-appointed to serve as a Manager of the Company, with no maximum number of consecutive terms.
(c)    In addition to the Amyris Managers and the Cosan US Managers, the officers, directors, employees or other professional representatives (including the accountants, attorneys and/or financial advisors) of Amyris and Cosan US and their Affiliates shall be permitted to attend Board of Managers meetings as observers upon unanimous approval of the Managers.
(d)    For as long as any of Cosan US or Amyris is entitled to appoint at least one (1) Manager to the Board of Managers, the presence of at least one Cosan US Manager and one Amyris Manager shall constitute a quorum for a meeting of the Board of Managers. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid. If no Cosan US Manager or no Amyris Manager is present at such duly called meeting of the Board of Managers, the Managers present shall adjourn the meeting to a time not less than three (3) Business Days from the time of such adjournment (taking into account any circumstances that may prevent any Manager from attending or participating in such reconvened meeting), and shall promptly give written notice to the Managers of the time and place at which the meeting shall reconvene. The quorum for such reconvened meeting shall require the presence of at least one (1) Cosan US Manager and one (1) Amyris Manager. If no Cosan US Manager or no Amyris Manager is present at such reconvened meeting, the Managers present shall re‑adjourn the meeting to a time not less than three (3) Business Days from the time of such adjournment (taking into account any circumstances that may prevent any Manager from attending or participating in such reconvened meeting), and shall promptly give written notice to the Managers of the time and place at which the meeting shall reconvene. The presence of any two (2) Managers at the re‑adjourned meeting will constitute a quorum for such meeting, even if such two (2) Managers were appointed by the same Member.
SECTION 5.03. Removal of Managers; Vacancies. A Member may at any time remove any Manager appointed by such Member pursuant to Section 5.02, with or without cause. In the event a vacancy occurs on the Board of Managers as a result of the retirement, removal, resignation or death of a Manager designated pursuant to Section 5.02, such vacancy shall be filled by a person designated by the Member, the retirement, removal, resignation or death of whose designee or nominee created the vacancy.
SECTION 5.04. Frequency of Meetings; Notice of Meetings; Agenda. (a) The Board of Managers shall hold ordinary meetings at such time and place as shall be determined by the Board of Managers by Majority Vote. In the first month of every Fiscal Year, the Board of Managers shall meet and approve the schedule of meetings for the starting Fiscal Year. In the absence of an agreement, the Board of Managers shall hold ordinary meetings every quarter during each Fiscal Year. Special meetings of the Board of Managers, to be held at the offices of the Company as herein provided (or such other place as shall be agreed by Majority Vote), shall be called at the direction of the Chair. Per Section 5.08, a Manager may attend any meeting via phone or video conference, instead of attending a meeting in-person.

(b)    The Chair shall call all meetings of the Board of Managers. The notice of meeting shall be delivered, either personally, by facsimile or by international mail, by his or her own initiative or at the written request of any Manager. Failure by the Chair to call any meeting requested by any Manager within five (5) calendar days from the date of receipt of the request by any Manager allows any other Manager to call the requested meeting. The meetings of the Board of Managers shall be called at least eight (8) calendar days prior to the date of each meeting. The notice of meeting shall specify the place, date and time of the meeting and shall inform the detailed agenda, subject to the provisions of Section 5.04(c) below, and attach any proposal of resolutions, any document prepared by the Company in advance of the meeting in order to support any resolution and all necessary documentation related thereto. Notice may be waived in writing or by the attendance of all Managers. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when the Manager attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting has not been properly called or convened. Unless otherwise agreed by Majority Vote, the Board of Managers' meetings shall be held at the Company's headquarters, but per Section 5.08, a Manager may attend any meeting via phone or video conference, instead of attending a meeting in-person.
(c)    With respect to quarterly meetings and non‑quarterly non‑emergency meetings, not later than five (5) Business Days before each such meeting, the Chair shall deliver to each Manager, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable Board of Managers meeting, it being expressly forbidden the inclusion of generic items such as, for example, “general matters of interest of the Company”. Moreover, no resolutions shall be passed on any matters that are not expressly included in the agenda, as stated in the notice of such meeting, and any such resolutions shall be void and of no force and effect unless such resolutions are approved by the unanimous vote of all of the Managers representing one hundred percent (100%) of the Board of Managers.
SECTION 5.05. Board of Managers Voting; Approval Matters. Except with respect to Member Approval Matters pursuant to Section 5.06(e) and as delegated to the Officers pursuant to Section 5.12, the Board of Managers shall have the authority with respect to all aspects of the operation of the Company. All decisions of the Board of Managers shall be made by Majority Vote, except that resolutions on the following matters shall always require the approval of at least one (1) Manager appointed by each Member then-owning at least thirty-five percent (35%) of the Membership Units (each of the following enumerated matters being referred to as a “Board of Managers Approval Matter”):
(i)    establishment of the Company's general business guidelines for what constitutes Company Business; provided, however, that the Officers will be responsible for the decisions related to the Company's daily activities, as set forth in Section 5.12 below;
(ii)    approval of any annual business and R&D plans and annual operating and investment budgets of the Company, as prepared and recommended by the Officers, and material modifications thereto; provided, however, that the Officers will be responsible for the execution of the approved annual business and R&D plans and operational and investment budgets;
(iii)    the commencement of any research and development work by the Company on a BioFene-derived Additive;
(iv)    appointment and removal of the Company's Officers in accordance with this Agreement;
(v)    election or replacement of the independent auditing firm, who shall be chosen among the so called “Big Four” firms, currently comprised of PricewaterhouseCoopers; Ernst & Young; Deloitte and KPMG and their Affiliates;
(vi)    any decision to make distributions to the Members, to the extent not otherwise required pursuant to Section 7.01;
(vii)    any association or joint venture involving the Company or its Subsidiaries;
(viii)    incurrence, amending, modifying, refinancing or alteration of material terms by the Company of any indebtedness, which incurrence, amendment, modification, refinancing or alteration was not contemplated by the approved annual business or R&D plans or in the approved budget(s);
(ix)    granting of guarantees, sureties or indemnities by the Company, except for those guarantees related to Company indebtedness specified in the approved annual business plan or in the budget(s) and those indemnities required in connection with contracts entered into in the ordinary course of business consistent with the approved business or R&D plans or approved budget(s);
(x)    acquisition and/or disposal of or divestiture of any material assets outside of the ordinary course of business and not contemplated by the approved annual business or R&D plans or approved budget(s);
(xi)    any transaction that creates any non-capital expenditure by, or obligation of, the Company not contemplated by the approved annual business or R&D plans or approved budget(s);
(xii)    any capital expenditure not contemplated in the approved annual business plan, R&D plan, or budget(s) or which otherwise exceeds the amount of such expenditure in the approved annual business or R&D plans or approved budget(s);
(xiii)    any non‑compete or exclusivity obligation binding on the Company;
(xiv)    decision whether the Company (or any if its Subsidiaries) shall produce its own BioFene or purchase it from Amyris or Third Parties, based on a substantiated proposal to be prepared and recommended by the Officers;

(xv)    execution or amendment by the Company of any supply agreement, off‑take agreement or any agreements related to the actual production and sale of the Company's products;
(xvi)    decision for the Company (or any if its Subsidiaries) to build a manufacturing facility for the production of the Company's products and the site for such facility, based on a substantiated proposal to be prepared and recommended by the Officers;
(xvii)    creation of Subsidiaries;
(xviii)    approval of the annual gross amounts to be paid to the Officers;
(xix)    entering into, engaging, amending any material term of or terminating any Related Party Transaction;
(xx)    changing the Company's principal place of business or opening other regional offices;
(xxi)    the sending of any notice requesting Capital Contributions to a Member pursuant to Section 4.04; and
(xxii)    the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing (i)‑(xxi).
SECTION 5.06. Members' Meetings; Notice; Agenda; Voting; Member Approval Matters. (a) Members' meetings shall be annual or special. The Members acknowledge that an annual Members' meeting shall be held within the four (4) months following the close of each Fiscal Year. Furthermore, special Members' meetings may be held whenever and insofar as the business of the Company so requires. The Members' meetings may be called at any time by the Chair, by his or her own initiative or at the written request of any Member or otherwise as contemplated by the Act. Failure by the Chair to call any such meeting requested by any Member within five (5) calendar days from the date of receipt of the pertinent request shall allow such Member to call the applicable meeting. Subject to the applicable Law, the call notices shall be delivered to each Member at least eight (8) calendar days in advance of the date scheduled for the holding of each Members' meeting and shall contain information on the place, date and time the relevant Members' meeting will be held and the detailed agenda, as well as any documentation that shall be used to support the matters to be discussed at such meeting, subject to the provisions of Subsection (b) below. Unless otherwise agreed by the Members, Members' meetings shall be held at the Company's headquarters, but per Section 5.08, a Member may attend any meeting via phone or video conference, instead of attending a meeting in-person.

(b)    The call notice to the Members' meeting shall set forth, in detail, the relevant agenda, it being expressly forbidden the inclusion of generic items such as, for example, “general matters of interest of the Company”. Moreover, no resolutions shall be passed on any matters that are not expressly included in the agenda set forth in the call notice, under penalty of being deemed void, except for (i) the resolutions that are approved by the unanimous vote of all of the Members representing one hundred percent (100%) of the Membership Units; or (ii) as provided in the Act.
(c)    At all meetings of Members, the presence of the holder(s) of at least a majority of the Membership Units (whether present in person or via phone or video conference) will be required for, and will constitute, a quorum for the transaction of business. However, for as long as Cosan US and Amyris each hold at least thirty-five percent (35%) of the Membership Units, the presence of both Cosan US and Amyris is required to constitute a quorum for a Members' meeting. A quorum must exist at all times of a Member meeting, including the reconvening of any Member meeting that has been adjourned, for any action taken at such meeting to be valid. If the required quorum is not present at a duly called Members' meeting, the meeting shall be adjourned to a time not less than three (3) Business Days from the time of such adjournment (taking into account any circumstances that may prevent a Member from attending or participating in such reconvened meeting) and written notice shall be promptly given to the Members of the time and place at which the meeting shall reconvene. If the required quorum is not met at such reconvened meeting, that meeting shall be re‑adjourned to a time not less than three (3) Business Days from the time of such adjournment (taking into account any circumstances that may prevent a Member from attending or participating in such reconvened meeting) and written notice shall be promptly given to the Members of the time and place at which the meeting shall reconvene. The presence of any Member at the re‑adjourned meeting will constitute a quorum.
(d)    Each Membership Unit shall have the right to one (1) vote on all matters to be decided by Members. Except for those special matters provided for by applicable Law or referred to in Subsection (e) below, resolutions at Members' meetings shall be passed by a majority vote of the Membership Units present at the meetings or, in lieu of a meeting, by written consent of at least that number of Members, as the case may be, required to approve the matter at a meeting.
(e)    Notwithstanding anything contained in this Agreement to the contrary, resolutions on the following matters shall always require the approval of at least sixty-five percent (65%) of the Membership Units (each of the following enumerated matters being referred to as a “Member Approval Matter”):
(i)    entering into any definitive agreement or arrangement for funding of the Company beyond the Initial Capital Contribution;
(ii)    admission of any new Member, except as expressly otherwise permitted in this Agreement;
(iii)    the authorization, issuance, sale, acquisition, repurchase or redemption by the Company of any Membership Units or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company, or any change in the characteristics, rights and privileges of the Membership Units;

(iv)    redemption, amortization or repurchase of Membership Units or any convertible securities, or changes in the conditions applicable to redemption, amortization or repurchase of Membership Units or convertible securities;
(v)    any merger or other form of corporate reorganization, or any spin‑off or drop down of assets and liabilities, involving the Company;
(vi)    change in accounting or tax principles or policies with respect to the financial statements, except as required by GAAP or by applicable Law;
(vii)    change of corporate type or conversion into any other form of entity;
(viii)    the conduct by the Company of any business other than, or the engagement by the Company in any transaction not substantially related to, the Company Business;
(ix)    the dissolution, liquidation or winding up of the Company or the commencement of a voluntary proceeding seeking reorganization or other similar relief;
(x)    approval of any stock option, profit sharing or similar compensation plan and any amendments thereto;
(xi)    approval of the Company's initial public offering of any equity or convertible debt securities;
(xii)    the amendment or restatement of the Certificate or other constituent documents of the Company;
(xiii)    any change in the number of, or method of designating, Managers on the Board of Managers;
(xiv)    the continuing of the Company under the Laws of another jurisdiction; and
(xv)    the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing (i)-(xiv).
SECTION 5.07. Action by Written Consent. Except as expressly otherwise provided in Sections 5.05 or 5.06(e), any action required or permitted to be taken by the Members or the Board of Managers, either at a meeting or otherwise, may be taken without a meeting if the Members or the Managers, as the case may be, consent in writing to such action and the writing or writings are filed with the minutes of proceedings of the Members or the Managers, as the case may be. For such written consent to be effective, at least that number of Members or Managers, as the case may be, required to approve the matter shall also be required to execute such written consent. Written notice of the action to be taken by written consent will be given by the Chair to all Members or the Managers, as the case may be, at least five (5) Business Days prior to the effectiveness of any such action.

SECTION 5.08. Telephonic Meetings. Members and Managers may participate in a meeting by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
SECTION 5.09. Company Minutes. The decisions and resolutions of the Members and the Board of Managers shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Members or Managers, as the case may be, present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company, and a copy of the minutes shall be provided to each Member or Manager, as the case may be.
SECTION 5.10. Manager Compensation and Reimbursement. Only Managers that are neither (i) Officers nor (ii) employees or shareholders of Cosan US or Amyris or of their respective Affiliates, shall be entitled to receive any compensation for their service as a Manager. The compensation of any such Managers shall be based on market practices, not exceeding the annual gross amount approved by the Members. Moreover, all Managers shall be entitled to be reimbursed by the Company from any reasonable travel expenses arising from the performance of their activities and functions.
SECTION 5.11. Audit Committee. The Company shall establish and maintain an Audit Committee, which shall consist of two (2) Managers of the Board of Managers - one Manager nominated by Amyris and one Manager nominated by Cosan US.
SECTION 5.12. Officers. (a) The Company shall have certain employees or agents appointed by the Board of Managers, per Section 5.05, serve as the officers of the Company (the “Officers”). Such Officers will include a president (the “President”) and may include, at the Board of Managers' discretion, one or more vice presidents, a chief financial officer, a treasurer, one or more assistant treasurers, chief operations officer, chief technical officer, a secretary, and/or one or more assistant secretaries. All Officers must be professionals with proven qualification and experience in their respective areas of responsibility, as determined by the Board of Managers. The Board of Managers will establish the annual compensation for each Officer. The Officers shall operate under the supervision and direction of the Board of Managers and generally obtain the written approval of the Board of Managers prior to taking any actions relating to or on behalf of the Company; notwithstanding the foregoing, the Officers shall, subject to Subsection (b) below, maintain powers to perform the following tasks without prior written approval of the Board of Managers:
(i)    designate one or more banks or similar financial institutions as depositories of the funds of the Company;
(ii)    open, maintain and close general and special accounts with any such depositories;
(iii)    deposit in such accounts funds of the Company as the Officers deem necessary or advisable;

(iv)    sign or countersign checks, drafts, or other orders (including authorizations of electronic transfers) for the payment of money of the Company against any funds deposited in any of such accounts, for amounts up to US$100,000;
(v)    approve the use of facsimile signatures for the signing or countersigning of checks, drafts or other orders for the payment of money, and to enter into such agreements as banks and similar financial institutions customarily require as a condition for permitting the use of facsimile signatures;
(vi)    make such general and special rules and regulations with respect to such accounts, respecting the funding limits mentioned in items (iii) and (iv) above as such Officers deem necessary or advisable for the Company and execute and certify any customary printed blank signature card forms in order to exercise conveniently the authority granted by this Section 5.12(a);
(vii)    negotiate and execute equipment or office lease agreements and related documents of up to US$100,000;
(viii)    negotiate and execute ordinary agreements and/or contracts, bids and proposals that do not exceed the amount of US$100,000 and that shall not last longer than twelve (12) months; and
(ix)    approve, sign, execute and implement any transaction contemplated by, or consistent with, the annual business or R&D plans or budget(s) approved by the Board of Managers, up to the amounts provided therein;
(x)    day-to-day management, administration and oversight of the Company's business and affairs and all decisions related to the Company's daily activities, including development, production, sales and distribution (except to the extent such decisions are the responsibility of a particular Member as set forth in this Agreement);
(xi)    preparation of the Company's annual business plan and operational and investment budgets and recommendation to the Board of Managers;
(xii)    implementation of the Company's annual business plan and operational and investment budgets that are approved by the Board of Managers;
(xiii)    preparation of the Company's R&D plan and amendments thereto under any R&D agreement;
(xiv)    preparation of an R&D and commercialization plan regarding any BioFene-derived Additive the Officers would like to the Company to pursue;
(xv)    preparation of a substantiated proposal regarding whether the Company (or any of its Subsidiaries) shall produce its own BioFene or purchase it from Amyris or Third Parties, and recommending a decision to the Board of Managers;

(xvi)    negotiating any supply agreement, off‑take agreement or any agreements related to the actual production and sale of the Company's products;
(xvii)    preparation of a substantiated proposal regarding whether the Company (or any of its Subsidiaries) shall build a manufacturing facility for the production of the Company's products and the site for such facility, and recommending a decision to the Board of Managers;
(xviii)    determination of the products to be manufactured by or on behalf of Company as well as the volumes to be produced and the pricing thereof;
(xix)    compromise, waive, settle and sign commitments, assume obligations, invest funds, acquire, dispose, mortgage, pledge or otherwise create a lien on the Company's assets;
(xx)    approve all necessary measures and perform the ordinary acts of a management, financial and economic nature in accordance with the provisions set forth in this Agreement and the resolutions approved by the Members and the Board of Managers meetings; and
(xxi)    prepare the Company's financial statements and be responsible for the bookkeeping of the Company's corporate, tax and accounting books and records.
(b)    (A) In the event that the Company has an opportunity or an obligation to perform any of the acts listed in items (iv), (vii) and (viii) of Section 5.12(a) hereto involving an amount greater than US$100,000 and up to US$500,000, the Officers shall be authorized to perform such acts after receiving written authorization from two (2) Managers, one of which shall be appointed by Cosan US and the other appointed by Amyris, without the requirement to have a prior written approval of the Board of Managers or a meeting of the Board of Managers for such purpose. In this case, the two (2) Managers shall send a letter, fax or e-mail to the Officers of the Company confirming his or her approval for the performance of such act. A copy of such confirmations by the Managers will be kept with the Company records with regard to the relevant act. (B) (i) All checks, drafts, or other orders (including authorizations of electronic transfers) for the payment of money by the Company and (ii) any contract (other than a confidentiality agreement or a material transfer agreement) to which the Company will be a party shall require the signature of two (2) Officers to bind the Company, preferably one of which is always the President.
(c)    The Officers shall at all times be subject to the supervision and control of the Board of Managers and shall conform to policies and programs established by the Board of Managers, and the scope of the Officers' authority shall be limited to such policies and programs. Except as otherwise authorized by the Members, no other Person shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Company. The President shall keep the Board of Managers informed as to all matters of concern to the Company.
SECTION 5.13. Language. The meetings of the Board of Managers shall be held in English, with simultaneous translation to Portuguese if requested by any Member. All materials to be presented at such meeting, the minutes of such meetings, as well as any action of the Board of Managers taken by written consent, shall be drafted in English, together with a Portuguese translation, but the English version of such materials, minutes and written consents shall prevail between the parties.
SECTION 5.14. D&O Insurance. The Company shall contract, with a reputable insurer, at its own cost, in favor of the Managers and the Officers that shall so desire, directors and officers liability insurance, consistent with market terms and conditions.
SECTION 5.15. Subsidiaries. The Managers shall cause the Company to exercise its voting rights in its Subsidiaries in accordance with this Agreement. Therefore, any matter that would be deemed to be a Member Approval Matter or a Board of Managers Approval Matter, when it relates to a Subsidiary, shall be treated as a Board of Managers Approval Matter, and, therefore, before the Company exercises its voting rights in the Subsidiary in favor of any such matter, the matter shall be voted at a Company's Board of Managers' meeting and receive the necessary approval required for any Board of Managers Approval Matter.
SECTION 5.16. Deadlock of Members or Managers. (a) Declaration of a Deadlock. Subject to Subsection (c) below, at any time after the date hereof, a Member may declare a deadlock by delivering a written notice of the deadlock (“Deadlock Notice”) to the other Member (each such case, a “Deadlock”) if:
(i)    the Board of Managers is unable, at any two (2) consecutive meetings, within fifteen (15) days of one another and called in accordance with Section 5.04 above, to reach a decision concerning a Deadlock Issue (to the extent such Deadlock Issue is required to be acted on by the Board of Managers); or
(ii)    the Members are unable, for a period of more than thirty (30) days, to reach a decision concerning a Deadlock Issue (to the extent such Deadlock Issue constitutes a Member Approval Matter).
(b)    Non-Deadlock Matters. A Member may not declare a Deadlock (i) for failure to achieve a quorum at a duly convened Board of Managers meeting if such failure results from the failure of such Member's designated Managers to attend such meeting or if such failure results from the fact that such Member's designated Managers have refrained from voting either for or against the relevant matter; (ii) for failure to achieve approval for a Member Approval Matter if such failure results from the fact that such Member has refrained from voting either for or against the relevant matter; (iii) by virtue of its disapproval of any proposal by the other Member unless such disapproval of such proposal is made in good faith; or (iv) in respect of any proposal it has made unless such proposal is delivered in good faith.
(c)    Deadlock Question Arbitration. In the event a Deadlock is declared by a Member (the “Declaring Member”) and the other Member reasonably believes that such Member was not entitled to make such declaration pursuant to this Section 5.16, such other Member may deliver, within five (5) Business Days of such declaration, to the Declaring Member a detailed written request for an expedited arbitration, to be held pursuant to the provisions of

Section 14.08 and this Section 5.16(c) to determine the question of whether the Declaring Member was entitled to make such declaration.
(i)    Within five (5) Business Days after delivery of such request, the Members will meet to select one arbitrator to decide and settle the question whether the Declaring Member was entitled to declare a Deadlock pursuant to this Section 5.16 (such question, the “Deadlock Question”). Except as provided herein or as otherwise agreed by the Members, such arbitrator shall decide no other question. The Members will select the arbitrator at random by a drawing from the list of available arbitrators provided by the Arbitration Chamber and shall immediately contact such nominee by telephone to confirm such nominee's acceptance as arbitrator. If such nominee declines to be the arbitrator, then immediately upon such notice (or, in the event that, by the close of business on the date of selection, such nominee either has not been contacted or has not accepted such appointment for whatever reason, then at the opening of business on the next succeeding Business Day), the Members shall, in accordance with the preceding sentence, select at random by drawing another arbitrator from the same list and shall proceed to confirm such nominee's acceptance as arbitrator and shall repeat such process until a nominee accepts the appointment.
(ii)    Within five (5) Business Days following the arbitrator's acceptance, the arbitrator shall convene the arbitral proceedings at the place of arbitration provided for in Section 14.08(d) hereunder and shall conduct such proceedings in such manner as such arbitrator considers appropriate, but in accordance with the rules of the Arbitration Chamber and any applicable Law, provided that the Members are treated with equality and that each Member is given a full and fair opportunity in accordance with the Arbitration Rules to present its case. The arbitrator shall use his/her best efforts to resolve the Deadlock Question within five (5) Business Days after the arbitration is first convened. The resolution shall be final (not subject to appeal of any nature whatsoever) and binding on the Members, shall state the reasons upon which it is based, shall be signed by the arbitrator and shall contain the date on which, and place where, it was made.
(iii)    The arbitrator shall be entitled to reasonable fees, taking into account the time spent by the arbitrator, the relative complexity of the issues considered and the scheduling conditions hereby imposed by the Members. Notwithstanding anything herein to the contrary, all of the costs and expenses of the arbitration (including the reasonable fees and expenses of counsel of the prevailing Member) in connection with such arbitration shall be borne by the non-prevailing Member. For the avoidance of doubt and notwithstanding anything herein to the contrary, any dispute, controversy or claim between or among the Members relating to a Deadlock Question shall be resolved exclusively in accordance with this Section 5.16(c).
(d)    Escalation. Each Member agrees that immediately following delivery of a Deadlock Notice (the “Declaration”) or, if such delivery is challenged pursuant to Section 5.16(c), immediately following the arbitrator's determination that a Deadlock was properly declared, representatives of the senior management of Amyris and Cosan US, or any of its Affiliates (which representatives shall in each case not be Managers or Officers of the

Company or of any of its Subsidiaries) shall endeavor in good faith, for a period of thirty (30) days immediately following such delivery or decision (the “Negotiation Period”), to reach a mutually satisfactory resolution of the Deadlock Issue (the “Applicable Deadlock Issue”).
(e)    Deadlock Mediation. If by the end of the Negotiation Period the Members have been unable to reach a mutually satisfactory resolution of the Applicable Deadlock Issue, then the Members shall appoint an impartial Third Party (“Mediator”), for a period of thirty (30) days (the “Deadlock Mediation Period”), to assist the Members to reach a mutually satisfactory resolution of the Applicable Deadlock Issue. The Mediator shall be chosen upon mutual consent of the Members among trusted individuals and with no relations whatsoever to the Members or any of their Affiliates, and the costs and expenses for hiring such Mediator shall be shared equally by the Members.
(f)    Status Quo in Case of Deadlock. If by the end of the Deadlock Mediation Period the Members have been unable to reach a mutually satisfactory resolution of the Applicable Deadlock Issue, then the Members shall continue to discuss in good faith such Applicable Deadlock Issue until it is satisfactorily resolved but shall cause the Company to conduct its business during such time as if the matter that raised the Applicable Deadlock Issue had not been approved by the Managers or the Members, as the case may be.
ARTICLE VI
CHANGE OF CONTROL EVENT
SECTION 6.01. Change of Control Event. A “Change of Control Event” shall occur if, after the Effective Date:
(i)     with respect to Amyris, a Change of Control of Amyris occurs or with respect to Cosan US, a Change of Control of Cosan US occurs; and
(ii)    the Member which has not undergone the Change of Control described in clause (i) above is able to reasonably substantiate, within sixty (60) days afterwards, that the Change of Control will likely have a Material Adverse Effect on the Company Business.
SECTION 6.02. Change of Control Event Consequence. If a Change of Control Event occurs, then the Member that is the object of such Change of Control Event will no longer be entitled to the Right of First Refusal and/or the Tag Along Right, as set forth in Section 10.02(c), in which case the Member that is not the object of the Change of Control Event may at any time thereafter Transfer its Membership Units to any Third Party without complying with the provisions of Section 10.02(c) in connection therewith.
ARTICLE VII
ALLOCATIONS; TAX MATTERS
SECTION 7.01. Allocations. (a) The Company's Net Profits and Net Losses, subject to the special allocations pursuant to Sections 7.02 and 7.03, shall be allocated for each Fiscal Year to the Members as follows:

(i)    Net Profits shall be allocated:
(A)    first, to offset previous allocations of Net Loss pursuant to Sections 7.01(a)(ii)(B) and (C)) hereof on a cumulative basis, in reverse order of the priorities described therein; and
(B)    second, the balance to the Members in proportion to their respective Membership Units;
(ii)    Net Losses shall be allocated:
(A)    first, to offset previous allocations of Net Income pursuant to Section 7.01(a)(i)(B), to the extent such Net Income has not been distributed;
(B)    second, to the Members in proportion to their positive Capital Account balances until such Capital Account balances have been reduced to zero; and
(C)    third, the balance to the Members in proportion to their respective Membership Units.
(b)    Notwithstanding anything to the contrary in Section 7.01(a), in the event of the winding up and termination of the Company pursuant to Section 11.05 hereof, Net Profit and Net Loss (and items of gross income, loss or deduction, if necessary), including gain or loss realized by the Company upon the sale (or deemed sale) of its property or assets, shall be allocated to the extent possible, subject to the special allocations of Sections 7.02 and 7.03, in a manner so as to cause the Capital Accounts of the Members to equal the amounts due the respective Members in accordance with the provisions of Section 11.05.
SECTION 7.02. Special Allocations. (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article VII, if there is a net decrease in partnership minimum gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in partnership minimum gain, determined in accordance with Regulations Section l.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 7.02(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
(b)    Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article VII, if there is a net decrease in partner nonrecourse debt minimum gain attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specifically allocated items of

Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 7.02(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or l.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.02(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.02(c) were not in the Agreement.
(d)    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 7.02(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VII have been made as if Section 7.02(c) and this Section 7.02(d) were not in the Agreement.
(e)    Nonrecourse Deductions. Nonrecourse deductions for any Fiscal Year shall be allocated to the Members pro rata in accordance with the number of Membership Units owned by such Member.
(f)    Partner Nonrecourse Deductions. Partner nonrecourse deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss, or to the Members in the proportions in which they bear the economic risk of loss, with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.
(g)    Net Loss Limitation. The Net Losses and items of deduction or loss allocated pursuant to Sections 7.01 and 7.02 shall not exceed the maximum amount of Net Losses and items of deduction and loss that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Net Losses and items of deduction or loss in excess of the limitations set forth in this Section 7.02 shall be allocated to the Members who do not have Adjusted Capital Account Deficits in proportion to their Adjusted Capital Accounts. To the extent that Members have been allocated Net Losses pursuant to the previous sentence, prior to any allocation of Net Profits pursuant to Section 7.01(a) such Members shall be allocated Net Profits pro rata in proportion to such allocated Net Losses.
SECTION 7.03. Curative Allocations. The allocations set forth in Section 7.02 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.03. Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Article VII without regard to the Regulatory Allocations. In exercising their discretion under this Section 7.03, the Members shall take into account future Regulatory Allocations under Section 7.02 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 7.02.
SECTION 7.04. Tax Allocations. (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and its initial Asset Value (computed in accordance with the definition of Asset Value).
(b)    In the event the Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
(c)    Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.04 are solely for purposes of United States federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
(d)    Except as otherwise provided in this Agreement, all items of Company gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profit or Net Loss, or amounts specially allocated pursuant to Section 7.02 or 7.03 hereof, as the case may be, for the Fiscal Year.

SECTION 7.05. Tax Matters. (a) The Company shall file as a partnership for United States federal and state income tax purposes.
(b)    All decisions with respect to Taxes of the Company shall be made by the Board of Managers in accordance with the provisions of Article V.
(c)     Amyris shall be the initial tax matters partner within the meaning of Section 6231 of the Code and any comparable provision of state or local income tax Law (the “Tax Matters Partner”). A different Tax Matters Partner may be selected at any time by Members representing at least sixty-five percent (65%) of the Membership Units.
(d)    Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner, in consultation with the Company's attorneys and/or accountants, and if desired by a Member with the Member's attorneys and/or accountants. The Tax Matters Partner shall furnish promptly to the Company which shall furnish promptly to the other Members a copy of all notices or other written communications received by the Tax Matters Partner from the Internal Revenue Service or any state of local taxing authority. The Tax Matters Partner shall submit to the Board of Managers, for their review, comment, and approval, any settlement or compromise offer with respect to any disputed item, including any item of income, gain, loss, deduction or credit of the Company.
(e)    The Tax Matters Partner shall cause all tax returns of the Company to be timely prepared in consultation with the Company's attorneys and/or accountants, and if desired by a Member with the Member's attorneys and/or accountants, and timely filed. Copies of such returns shall be kept at the Company's principal place of business or at such other place as the Tax Matters Partner shall determine and shall be available for inspection by the Members or their duly authorized representatives during regular business hours. The Tax Matters Partner shall distribute to the Company which shall distribute to each of the Members, as soon as practicable after the end of the Fiscal Year of the Company, information with respect to the Company necessary for each Member to prepare its United States federal, state and local, or foreign, tax returns. All elections required or permitted to be made by the Company, and all other tax decisions and determinations relating to United States federal, state or local tax matters that may affect the Company or any Member shall be communicated to the relevant governmental taxing authorities on behalf of the Company by the Tax Matters Partner, in consultation with the Company's attorneys and/or accountants, and if desired by a Member with the Member's attorneys and/or accountants, but only after prior approval by the Board of Managers of such communication by the Tax Matters Partner.
ARTICLE VIII
DISTRIBUTION
SECTION 8.01. Distribution. (a) The Company, as determined by the Board of Managers in accordance with Article V, may make distributions to the Members, pro rata in accordance with their respective Membership Units.
(b)    (i) The Company shall make annual distributions, to the extent of available cash, to each Member, in an amount equal to such Member's share, pro rata in accordance with their respective Membership Units, of the Company's Assumed Tax Liability. For the purposes of this Section 8.01(b), “Assumed Tax Liability” means the product of the Company's taxable income through the payment date multiplied by the highest combined maximum effective United States federal, state and local income tax rate applicable to any Member. The Company will make a good faith estimate of the Assumed Tax Liability each quarter, and cash distributions will be made, the extent of available cash, to the Members in an amount equal to the appropriate percentage of such estimate adjusted for prior distributions on April 14, June 14, September 14 and December 14 of such year. A final determination of Assumed Tax Liability will be made no later than March 1 of the year succeeding the year with respect to which such Assumed Tax Liability is being calculated, with adjusting payments to be made to or from the Company by March 15 of such year.
(ii)    Distributions not made for any reason pursuant to this Section 8.01(b) shall accumulate without interest until paid. In addition, any distribution made by the Company in excess of the required distributions for a required distribution date shall be applied towards the next scheduled distribution.
SECTION 8.02. Liquidation Distribution. Distributions made upon liquidation of the Company shall be made as provided in Section 11.05.
SECTION 8.03. Distribution Rules. (a) All amounts withheld pursuant to the Code or any provision of any state or local tax Law with respect to any payment, distribution or allocation by the Company to the Members shall be treated as amounts distributed to the Members pursuant to this Article VIII for all purposes of this Agreement. The President is authorized and directed to withhold from distribution, or with respect to allocations, to the Members and to pay over to any United States federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other applicable United States federal, state or local Law and shall allocate such amounts to those Members with respect to which such amounts were withheld. Promptly upon learning of any requirement under any provision of the Code or any other applicable Law requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if practicable and if requested by such Member, shall cooperate with such Member in all lawful respects to minimize or to eliminate any such withholding or payment.
(b)    A Member shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member becomes entitled to receive pursuant to this Agreement and the Act.
SECTION 8.04. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Membership Units if such distribution would violate Section 18-607 of the Act or other applicable Law.

ARTICLE IX
BOOKS AND RECORDS; FINANCIAL STATEMENTS
SECTION 9.01. Books and Records; Financial Statements. (a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company Business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company. The books of account and the records of the Company shall be examined by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants that shall be selected by the Board of Managers per Section 5.05 (the “Auditors”).
(b)    The following financial information, prepared, in accordance with GAAP, together with an operating report in a form to be determined by the Board of Managers analyzing such information, shall be transmitted by the Company to each Member at the times hereinafter set forth:
(i)    Within sixty (60) days after the close of each Fiscal Year, the following financial statements, examined, and certified to, by the Auditors:
(A)    the balance sheet of the Company as of the close of such Fiscal Year;
(B)    a statement of Company Net Profits and Net Losses for such Fiscal Year;
(C)    a statement of the Company's cash flows for such Fiscal Year; and
(D)    a statement of such Member's Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year.
(ii)    Within sixty (60) days after the close of each Fiscal Year, a statement indicating such Member's share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes.
(iii)    As soon as available and in any event within forty (40) days after the end of each three‑month period ended March 31, June 30 and September 30 of each Fiscal Year, balance sheets of the Company as of the end of such three-month period and statements of income and Company Net Profits and Net Losses for the period commencing at the end of the previous Fiscal Year and ending with the end of such three-month period, certified by the chief financial officer or treasurer of the Company.

(iv)    As soon as practicable and in any event within twenty (20) days following the end of each calendar month, a monthly operating summary of the Company's activities in a form to be established by the Board of Managers.
(c)    Each Member shall provide to the Company upon request tax basis information about contributed assets and other tax information reasonably requested by the Company.
(d)    The following financial information, prepared by the Company in accordance with International Financial Reporting Standards - IFRS, together with an operating report in a form to be determined by the Board of Managers analyzing such information, shall be transmitted by the Company to each Member at the times hereinafter set forth:
(i)    Within ten (10) Business Days after the end of each three-month period ended March 31, June 30, September 30 and December 31 of each Fiscal Year, the following financial statements:
(A)    the balance sheet of the Company as of the three-month period ended compared with the last Fiscal Year;
(B)    the income statement as of the three-month period ended and year-to-date compared with the relative three-month period and year-to-date;
(C)    the statement of cash flow as of the three-month period ended and year-to-date compared with the relative three-month period and year-to-date;
(D)    the statement of changes in equity as of the three-month period ended compared with the last Fiscal Year.
SECTION 9.02. Reporting Requirements. The President shall furnish or cause to be furnished to each Manager:
(i)    as soon as possible and in any event within ten (10) days after the Company has received notice of the occurrence of any default or event of default continuing on the date of such statement under any agreement relating to any material obligation of the Company, a statement of the Company setting forth details of such default or event of default and the action which the Company has taken and proposes to take with respect thereto;
(ii)    promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its lenders or creditors, and copies of all tax returns that the Company files with any United States federal or state taxing authority;
(iii)    within fifteen (15) days of the filing by the Tax Matters Partner of the Company's United States federal tax return (United States federal Form 1065), a copy of Schedule K-1 of United States federal Form 1065 reporting the Member's allocable share of Net Profits, Net Losses and other items of income, gain, deductions or loss for such

Fiscal Year, and, from time to time, such additional information as the Member may reasonably require for tax purposes; and
(iv)    such other information regarding the condition or operations, financial or otherwise, of the Company as any Member may from time to time reasonably request including any information that any Member determines to be necessary for such Member or its Affiliates to fulfill legal or statutory reporting and disclosure requirements.
SECTION 9.03. Access; Due Diligence. Any Member, along with its respective Affiliates and auditors, shall have access to the Company's financial records and personnel to enable such Member, along with its respective Affiliates and auditors, to undertake review and audit procedures in accordance with the auditing standards in force in the United States or in Brazil, as applicable. The Board of Managers shall cause the Company to keep accurate and complete records, books and accounts on the basis appropriate to the Company's business, as required by applicable Law. Each Member shall have the right (which it may exercise through any of its duly authorized employees or agents or its independent accountants or the duly authorized employees or agents or its independent accountants of its Affiliates, as applicable) to audit, examine and make copies of or extracts from any books, accounts and records of the Company, at such Member's own cost and expense, upon prior written notice to the Company and/or the other Members, during the regular business hours of the Company, on the premises of the Company or where such records, books and accounts are kept; provided, however that no Member shall have the right to have a private audit of the Company books and records conducted more than once in any Fiscal Year. If the Company incurs in any additional costs to produce and deliver such information to the requesting Member, such requesting Member shall bear the costs related thereto.
SECTION 9.04. Semi-Annual Updates to Members regarding Company BioFene Transformation Technology. Every January 15 and July 15 while Amyris's license under Section 2.2 of the IP License Agreement is in effect, Company will provide Members with a written update on Company BioFene Transformation Technology. Such semi-annual updates will include a list of any Patents in the Company BioFene Transformation Technology identified by their respective title, inventors, serial numbers, filing date, and status. Company also agrees to copy the Members on any official correspondence between Company (or Company's counsel) and any patent office regarding Patents in Company BioFene Transformation Technology.
ARTICLE X
RESTRICTIONS ON TRANSFER
SECTION 10.01. Legends. (a) The Company shall affix to each certificate evidencing Membership Units issued to Members a legend in substantially the following form:
“THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED OPERATING AGREEMENT DATED AS OF MARCH 26, 2013, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. NO REGISTRATION OF TRANSFER OF THESE MEMBERSHIP UNITS WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”
(b)    Any Member with Membership Units issued prior to the date hereof has delivered to the Company its certificates representing such Membership Units in exchange for certificates representing such Membership Units bearing the legend set forth in Section 10.01(a).
(c)    In the event that any Membership Units shall cease to be Restricted Membership Units, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Membership Units without the first paragraph of the legend required by Section 10.01(a) endorsed thereon. In the event that the Membership Units shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Membership Units without the legend required by the second paragraph of Section 10.01(a). Before issuing a new certificate omitting part or all of the legend set forth in Section 10.01(a), the Company may request an opinion of counsel reasonably satisfactory to it to the effect that the restrictions discussed in the legend to be omitted no longer apply to the Membership Units represented by such certificate.
SECTION 10.02. Restrictions on Transfer; Required Transfers.
(a)     Restrictions on Transfer and Encumbrance. Each of the Members hereby agrees that it shall not be permitted to Transfer, or create, incur or assume any Encumbrance with respect to, any of its Membership Units, and the Company shall be prohibited from registering any such Transfer or Encumbrance any of its corporate documents and books, except (i) where otherwise agreed upon in writing by all of the Members or (ii) for any Transfer made in accordance with the provisions of this Agreement. Any voluntary or involuntary Transfer or Encumbrance of Membership Units or rights to subscribe for additional Membership Units by the Members shall be subject to the provisions of this Agreement. Notwithstanding any provision to the contrary, the Members hereby agree and covenant not to Transfer to any Third Party any of their Membership Units before December 31, 2016.

(b)    Transfers to Affiliates. Irrespective of the restrictions on Transfer set forth in this Section 10.02, at any time a Member may, after giving prior written notice to the other Members, Transfer all or part of its Membership Units to an Affiliate, provided that:
(i)    the transferring Member jointly guarantees with such Affiliate all of the obligations of such Affiliate under this Agreement;
(ii)    the Membership Units are transferred back to the transferring Member prior to the Affiliate ceasing to be an Affiliate of such Member. The transferring Member shall provide to the other Members such information as may be reasonably requested to ascertain that the Affiliate has not ceased to be an Affiliate of the transferring Member; and
(iii)    the Affiliate unconditionally adheres to this Agreement and the corresponding instrument of adhesion is filed with the Company, together with this Agreement.
(c)    Right of First Refusal; Tag Along Right. Subject to the provisions of this Agreement, including Section 10.02(a) above, in case any Member (“Selling Member”) wishes to Transfer any of its Membership Units, directly or indirectly, to any Third Party, the other Member shall have the right of first refusal to acquire all-and not less than all-of such Membership Units (“Right of First Refusal”). As long as a Member owns Membership Units representing fifty percent (50%) or less of the Company's Membership Units, such Member shall also have the right to include in the offer of the Selling Member its own Membership Units together with the Membership Units of the Selling Member, as per the provisions below (“Tag Along Right”). Each such right shall be exercised in accordance with the terms set forth below.

(i)    Sale Notice. In case the Selling Member has received a good-faith binding purchase offer from a Third Party for its Membership Units (which is a condition precedent to any Transfer although such binding purchase offer may be made in response to an offer to sell by the Selling Member) and is willing to accept the terms of such purchase offer, then the Selling Member shall notify in writing the other Member of its intention to Transfer its Membership Units, indicating the purchase offer terms, which shall include the name (and, if a legal entity, the owners) of the purchaser, the number of Membership Units intended to be Transferred, and the price, payment terms, and any other commercial terms applicable to such transaction, and enclose a copy of the offer received from the relevant Third Party evidencing such terms and conditions (“Sale Notice”). The Sale Notice shall be delivered to the other Member within five (5) Business Days from the acceptance by the Selling Member of the Third Party offer, which acceptance shall be subject in all respects to the provisions of this Section 10.02. Such terms indicated in the Sale Notice shall be applicable to the Transfer of the Membership Units by the Selling Member, to the Right of First Refusal and to the exercise of the Tag Along Right, if applicable.
(ii)    Payment Terms on Sale Notice. The payment terms on the Sale Notice shall always provide for payment in cash or in shares. If payment would be made in shares, they must be freely tradable shares that are listed and publicly traded in the

BM&FBOVESPA, New York Stock Exchange, or NASDAQ Global Select Market (“Non Cash Consideration”). In case of payment in shares, if the Right of First Refusal is exercised by the other Member, the purchase price under the Sale Notice shall be computed based on the market price of such Non Cash Consideration, as per the weighted average of the sale prices per share of the Non Cash Consideration (or if no closing sale price is reported, the weighted average of the bid and asked prices or, if more than one in either case, the average of the average bid and average asked prices) in the last sixty (60) trading days prior to the Sale Notice. Once such purchase price is computed, payment by the non-Selling Member, if it exercises its Right of First Refusal, shall be made in cash.
(iii)    Right of First Refusal. No later than thirty (30) days following the receipt of the Sale Notice, the non-Selling Member may send to the Selling Member a written notice expressing its intention to exercise its Right of First Refusal. In the case where the non-Selling Member exercises its Right of First Refusal, it shall be obliged to acquire all of the Selling Member's Membership Units set forth in the Sale Notice within sixty (60) days following the receipt of the Sale Notice, pursuant to its terms and conditions.

(iv)    Tag Along Right. If the non-Selling Member does not exercise its Right of First Refusal, the non-Selling Member (if it owns fifty percent (50%) or less of the Company's Membership Units) may instead send the Selling Member, no later than thirty (30) days following the receipt of the Sale Notice, a written notice expressing its intention to exercise its Tag Along Right. If the Selling Member is not selling all of its Membership Units, then the non-Selling Member would have the right to include in the object of the proposed acquisition referred to in the Sale Notice a pro rata number of Membership Units held by it. If the non-Selling Member exercises its Tag Along Right but the Third Party transferee is not interested in acquiring the totality of the Membership Units of the Selling Member and of the non-Selling Member being offered for sale, then the relevant Transfer cannot be validly completed. In any case, if the number of Membership Units the Selling Member is offering for sale in the Sale Notice represent more than thirty five percent (35%) of the total number of Membership Units, then the non-Selling Member will be entitled to exercise its Tag Along Right in relation to all, and not less than all, of its Membership Units, in which case the relevant transaction cannot be validly completed unless it includes the purchase and sale of all of the Membership Units held by the non-Selling Member, under the same terms and conditions accepted by the Selling Member.
(v)    Rights not Exercised; Transfer to Third Party. In the event the non-Selling Member does not exercise its Right of First Refusal or Tag Along Right within the above mentioned thirty (30)-day period, the Selling Member may, within one hundred and twenty (120) days from the expiry of such thirty (30)-day period, freely Transfer all of its Membership Units mentioned in the Sale Notice to the relevant Third Party, pursuant to the terms set forth in the Sale Notice. The transferee shall agree in writing, per Section 10.04, to be bound by the terms of this Agreement, as amended from time to time. Once the transferee formally adheres to this Agreement, it will inherit all rights and obligations of the Selling Member, except in case where the Third Party does not acquire all of the Membership Units owned by the Selling Member, in such case, all voting rights inherent to the acquired Membership Units under this Agreement shall be exercised by the Selling Member and the Third Party collectively, as a block.
(vi)    Failure to Complete Transfer. If the final terms and conditions for the Transfer under Section 10.02(c)(v) above have changed in any material respect in relation to those originally contained in the Sale Notice, or if at the end of the one hundred and twenty (120)-day period referred to in such Section, the Selling Member has not Transferred its Membership Units, but still intends to do so, then the procedures described above shall be resumed and repeated.
(vii)    Solicitation of Offers. The Members hereby agree that in the event any Selling Member wishes to solicit an offer for a part or all of its Membership Units from a Third Party, such Selling Member shall inform, in writing, the non-Selling Member of its intention to initiate a process to solicit offers for the Transfer of its Membership Units. The non-Selling Member has no right of first offer or right of first negotiation with regard to the Selling Member's solicitation for offers; however, if the Selling Member receives a good-faith binding purchase offer from any Third Party as a result of such solicitation, such offer will be subject to this Section 10.02(c) (as noted in Section 10.02(c)(i)).
(d)    Indemnification. In the case of a Transfer, Encumbrance, or attempted Transfer or Encumbrance of Membership Units or other interest in the Company contrary to the provisions of the Agreement, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and each of the Members from all losses that such indemnified Persons may incur (including, without limitation, incremented tax liability and reasonable lawyers' fees and expenses) in enforcing the provisions of this Agreement.
SECTION 10.03. Improper Transfer or Encumbrance. Any attempt not in compliance with this Agreement to make any Transfer of, or create, incur or assume any Encumbrance with respect to, any Membership Units shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company's records to such attempted Transfer or Encumbrance.
SECTION 10.04. Transferees to Execute Agreement. Each Member agrees that it will not, during the term of this Agreement, directly or indirectly, make any Transfer of any Membership Units Beneficially Owned by such Member unless prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made (a “Prospective Transferee”) (i) executes and delivers this Agreement to the Company and each Member and (ii) unless such Prospective Transferee is a recognized institutional investor, delivers to the Company an opinion of counsel, satisfactory in form and substance to the Company, to the effect that the execution of this Agreement by such Prospective Transferee makes this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms. Upon the execution and delivery by such Prospective Transferee of this Agreement, compliance of the Transfer with the provisions of this Agreement (including Section 2.15), and, if required, the delivery of the opinion of counsel referred to in clause (ii) of the preceding sentence, such Prospective Transferee shall be deemed a “Member” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Member under this Agreement with respect to the Membership Units owned by such Prospective Transferee.
ARTICLE XI
PUT/CALL, DISSOLUTION, LIQUIDATION AND TERMINATION
SECTION 11.01. Put/Call Option after Uncured Breach. If a Member breaches a material obligation under this Agreement and does not cure such breach within forty-five (45) days of written notice from the non-breaching Member, then the non-breaching Member may, in its sole discretion, exercise the following rights (in addition to any other rights and remedies under this Agreement, under applicable Law, or in equity that the non-breaching Member may have with regard to such breach):
(i)    the non-breaching Member may elect to purchase all, but not less than all, of the Membership Units held by the breaching Member at a price corresponding to their Fair Market Value minus fifteen percent (15%) (“Breach Call Option”); or
(ii)    the non-breaching Member may elect to sell all, but not less than all, of its Membership Units to the breaching Member at a price corresponding to their Fair Market Value plus fifteen percent (15%) (“Breach Put Option”).
The non-breaching Member must exercise its Breach Call Option or Breach Put Option, as applicable, by giving written notice to the breaching Member (“Breach Put/Call Option Notice”) within thirty (30) days after the expiration of the applicable forty-five (45) day cure period. Upon timely exercise of a Breach Call Option or Breach Put Option, the breaching Member shall be obligated to consummate such transaction within thirty (30) days from the final determination of the corresponding Fair Market Value. A Member's failure to exercise its rights under this section for a particular uncured breach of a material obligation does not waive such Member's ability to exercise such rights upon the occurrence of a subsequent uncured breach a material obligation by the other Member. Finally, exercise of the Breach Call Option or Breach Put Option does not result in dissolution of the Company.

SECTION 11.02. No Dissolution. The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement.
SECTION 11.03. Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:
(i)    the expiration of the term of the Company as provided in Section 2.03;
(ii)    the unanimous vote of the Members to dissolve, wind up and liquidate the Company;
(iii)    the Insolvency Event of a Member, unless, within one hundred twenty (120) days after the occurrence of such event, the other Member, in its sole discretion, agrees in writing to continue the business of the Company and to exercise the right to purchase all of the bankrupt or insolvent Member's Membership Units as described below;
(iv)    the entry of a decree of judicial dissolution under Section 18‑802 of the Act; or
(v)    the termination of the IP License Agreement.
If the Company is continued pursuant to clause (iii) above after the Insolvency Event of a Member (the “Former Member”), the remaining Member shall have the right to purchase all, but not less than all, of the Membership Units of such Former Member at the Fair Market Value of such Membership Units, and the Former Member shall, upon exercise of such right, sell to such Member all such Membership Units at such price. Any acquisition pursuant to this Section 11.03 shall be completed within thirty (30) days from the final determination of the Fair Market Value of the Membership Units. In case an Insolvency Event occurs and the non-insolvent Member exercises its right to purchase hereunder, then any and all actions pursuant to any meeting resolutions or written consents of the Members or the Board of Managers thereafter shall be decided by the non-insolvent Member, except if otherwise required under applicable Law.
SECTION 11.04. Notice of Dissolution. Upon the dissolution of the Company, the Person or Persons unanimously approved by the Members to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution, except that, in the case of a dissolution pursuant to Section 11.03(iii), the Liquidating Trustee shall be the Person or Persons approved by the Member that is not bankrupt or insolvent.
SECTION 11.05. Liquidation.
(a)     Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company's affairs; provided however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Net Profits and Net Losses during liquidation in the same proportions, as specified in Article VII hereof, as before liquidation. Each Member shall be furnished with a statement audited by the Auditors that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:
(i)    to creditors of the Company (including holders of Membership Units that are creditors to the extent otherwise permitted by applicable Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Membership Units; and

(ii)    to the Members pro rata in accordance with their positive Capital Account balances to the extent thereof, after giving effect to all contributions, distributions and allocations for all periods.
To the extent that the Members determine that any or all of the assets of the Company shall be sold, such assets shall be sold as promptly as practicable, in a commercially reasonable manner. For purposes of making the liquidating distributions required by this Section 11.05, the Liquidating Trustee may determine, subject to the direction of the Members per Section 5.06(e), whether to distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom.
(b)    Notwithstanding any provision to the contrary in this Section 11.05, upon dissolution of the Company, the Liquidating Trustee shall, to the extent practicable and consistent with Sections 11.05(a)(i) and 11.05(a)(ii) and the direction of the Members in Subsection (a) above, (i) distribute in kind to each Member the respective assets contributed or transferred by such Member to the Company, (ii) distribute in kind to Amyris any assets primarily used in or related to the business of Amyris and its Affiliates, and (iii) distribute in kind to Cosan US any assets primarily used in or related to the business of the Cosan US and its Affiliates. To the extent the principles set forth in the preceding sentence would result in a Member receiving more than the portion of distributions it would otherwise be entitled to receive pursuant to Section 11.05(a) upon dissolution of the Company, such Member shall, at its election, pay an amount in cash to the other Member equal to such excess value received pursuant to the preceding sentence or direct the Company to sell assets otherwise distributable to such Member, for the benefit of the other Member, for a price equal to such excess value received pursuant to the preceding sentence. The value of each such asset at dissolution shall be determined using the same methodology that was used to determine the value of the assets to be contributed to the Company.
(c)    As soon as practicable, the Liquidating Trustee shall deliver a written notice to each Member setting forth the value assigned to each asset and the Member to which such asset will be distributed, in connection with the provisions of subsections (a) and (b) above. Each Member shall have fifteen (15) days to dispute such valuation, and if no written notice of dispute is delivered to the Liquidating Trustee and the other Member, the notice of valuation shall become final. If such notice of dispute is delivered, the matter shall be submitted to an internationally recognized investment banking firm, accounting firm or valuation firm selected by the Liquidating Trustee from a list of three such firms provided by the disputing Member. The banking, accounting or valuation firm shall make a decision within sixty (60) days of referral, which decision shall be final and binding, and the fees and expenses of such firm shall be borne by the Company.
SECTION 11.06. Termination of the Company. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Membership Units in the manner provided for in this Article XI, and the Certificate has been cancelled in the manner required by the Act.

SECTION 11.07. Claims of the Members. The Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or the other Member or any other Person. No Member with a negative balance in such Member's Capital Account shall have any obligation to the Company or to the other Member or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise
ARTICLE XII
LIABILITY AND INDEMNIFICATION
SECTION 12.01. Liability of Members. (a) Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.
(b)    Except as otherwise expressly required by applicable Law, a Member, in its capacity as such, shall have no liability to the Company or to any other Member in respect of any distributions wrongfully distributed to it unless such Member had actual knowledge at the time of the distribution of facts indicating the impropriety of the distribution and if immediately after giving effect to such distribution all liabilities of the Company (other than liabilities to Members or assignees on account of their Membership Units and liabilities as to which recourse is limited to specific property of the Company) exceed the fair market value of the Company's assets; provided however, that a Member shall have no liability under this Section 12.01 in respect of any distribution on or after the fourth anniversary of the distribution unless an action to recover such distribution from such Member is commenced prior to such fourth anniversary and an adjudication of liability against such Member is made in such action.
SECTION 12.02. Indemnification of Covered Person. The Company shall indemnify each Covered Person against, and hold each Covered Person harmless from, all claims, suits, judgments, losses, damages, fines or costs (including reasonable legal fees and expenses) (“Losses”) arising out of or resulting from any breach of any representation or warranty made by the Company herein or the breach of or failure to perform any agreement or covenant made by the Company and contained herein.
SECTION 12.03. Indemnification by the Company. (a) To the fullest extent permitted by applicable Law, a Covered Person shall be entitled to indemnification from the Company for any Losses incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses incurred by such Covered Person by reason of gross negligence, bad faith or willful misconduct with respect to such acts or omissions; provided however, that any indemnity under this Section 12.03 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof.

(b)    (i)    In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 12.03(a), such Covered Person shall promptly notify the Company thereof in writing. Failure to provide notice shall not affect the Company's obligations hereunder except to the extent the Company is actually and materially prejudiced thereby.
(ii)    The Company shall have the right, exercisable subject to the approval of the disinterested Members, to participate in and control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Company's expense, to represent each Covered Person and any others the Company may designate in such claim, demand, action, suit or proceeding. The Company shall keep the Covered Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.
(iii)    In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided however, that the fees and expenses of such Covered Person's counsel shall be at the expense of the Company if (A) each other Member and such Covered Person shall have mutually agreed to the retention of such counsel, (B) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (C) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Company shall have failed, within a reasonable time after having been notified of the Covered Person's objection under this Section 12.03(b)(iii)(C) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expense of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.
(iv)    The Company shall not be liable for any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify each Covered Person, to the extent provided in Section 12.03(a), from and against all Losses by reason of such settlement or judgment. The Company shall not effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed by any such Covered Person), unless such settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such claim, demand, action, suit or proceeding.
(v)    As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).
(vi)    No amendment or repeat of any of the provisions of this Agreement shall limit or eliminate the benefits provided to the Members under this Section 12.03 or this Article XII.
SECTION 12.04. Advancement of Expenses. To the fullest extent permitted by applicable Law, expenses (including legal fees) actually and reasonably incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified therefor as authorized in this Article XII.
ARTICLE XIII
EXCLUSIVITY
SECTION 13.01. Exclusivity. Subject to the Exclusivity Exceptions as defined in the IP License Agreement, the Members agree that, effective as of the Effective Date, the Company shall be the exclusive vehicle through which they and their respective Affiliates (either individually, together, or with Third Parties) shall develop, make (have made), offer for sale, sell, and import Base Oils and Additives derived from BioFene for the Lubricant Market. To the extent that Cosan US or Amyris licenses or sells an Alternative Technology to the Company per the terms of the IP License Agreement or Cosan US License Agreement (as applicable), then the above exclusivity will also include Base Oils and Additives derived from such Alternative Technology for the Lubricants Market.
Each Member acknowledges and agrees that the covenant contained in this Section has been negotiated in good faith, is reasonable and not more restrictive or broader than is necessary to protect the interests of the Members, and would not achieve its intended purpose if it was on different terms or for a period of time shorter than the period provided for herein or was applied in more restrictive geographical areas than is provided herein. Each Member further acknowledges and agrees that it would not have entered into this Agreement, but for the covenant contained in this Section and that such covenant is essential to protect the value of the Company. Each Member acknowledges that the Company would be irreparably harmed by any breach or threatened breach of this Section and that there will be no adequate remedy at law or in damages to compensate the Company and the other Member for any such breach.

SECTION 13.02. Non-Solicitation. Each of the Members shall, and shall cause its respective Affiliates, during the entire term of each relevant contract with the Company's employees, and for a period of (1) year after the date of his/her termination, not to, directly or indirectly:
(i)    employ or contract, attempt to employ or contract, or assist anyone in employing or contracting any person who is then, or at any time during the preceding twelve (12) months was, an employee of the Company; or
(ii)    persuade or attempt to persuade any employee of the Company to leave such employment or to become employed by anyone other than the Company.
Notwithstanding the foregoing, the provisions of this Section 13.02 shall not apply to (1) any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at the persons described in Section 13.02(i) or (ii) above; (2) any Member's hiring of any such person who has terminated employment with the Company prior to the commencement of the solicitation of such employee; (3) any Company employee or former employee who initiates such interest in employment; or (4) any employee of the Company that was an employee of a Member or its Affiliate immediately prior to being an employee of the Company, exclusively in relation to the respective Member that was the employer.
ARTICLE XIV
MISCELLANEOUS
SECTION 14.01. Confidential Information. (a) As used herein, “Confidential Information” means any and all information provided by or on behalf of a party hereto (“Disclosing Party”) to another party (or parties) hereto (each a “Receiving Party”) or to their Representatives between the Effective Date and the termination of this Agreement, regardless of the form or medium of communication, that relates to the Company or a Member in each case which information is either proprietary to the Company or a Member, as applicable, or is otherwise not available to the general public including, but not limited to, information about properties, employees, finances, strategies, businesses and operations of the Company or of a Member or its Affiliates. In addition, those portions of any notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, Confidential Information furnished to or acquired by such Receiving Party shall also be considered Confidential Information. As used herein, “Representative” means the officers, directors, employees, attorneys, accountants, advisors, consultants, auditors, agents, and actual or prospective investors, underwriters, or acquirers of the applicable party hereto and of its Affiliates.
(b)    Except with the prior written consent of the Disclosing Party or as specifically authorized in this Agreement, each Receiving Party shall, and shall cause its Representatives (to the extent such Persons receive any Confidential Information) to, (i) maintain in confidence any and all Confidential Information, (ii) take reasonable precautions to protect Confidential Information, (iii) not disclose Confidential Information to any Person, and (iv) not

make any use of such Confidential Information except for the purposes specifically authorized herein.
(c)    A Receiving Party may disclose Confidential Information, without the Disclosing Party's consent, to those of its Representatives who (1) need to know such Confidential Information for the purpose of assisting such Receiving Party (i) fulfill its obligations or exercise its rights under this Agreement or (ii) evaluate or assist the Company and its business activities and (2) are bound by written obligations of confidentiality and non-use substantially similar to those herein. A Receiving Party may also disclose Confidential Information, without the Disclosing Party's consent, to the Company and to other Members, but such Receiving Party is not responsible for any breach of this Section 14.01 by the Company or other Members with such Confidential Information. Finally, a Receiving Party or its Affiliates may disclose the terms of this Agreement to actual or prospective investors, underwriters, or acquirers who need to know such Confidential Information to evaluate the Receiving Party's (or its Affiliates') business and who are bound by written obligations of confidentiality and non-use substantially similar to those herein.
(d)    In addition, a Receiving Party may disclose Confidential Information (including filing this Agreement and all necessary documents regarding this transaction), without the Disclosing Party's consent, to the extent such disclosure is required, on advice of counsel, by applicable Law (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Receiving Party (or any Affiliate thereof) are listed or traded); provided, that the Receiving Party making such disclosure or whose Affiliates are making such disclosure shall so notify the other parties hereto as promptly as practicable (and if possible and legally allowed, prior to making such disclosure) and shall seek confidential treatment of such information to the extent available.
(e)    Notwithstanding Section 14.01(a), the provisions of Section 14.01 shall not apply to, and Confidential Information shall not include:
(i)    any information that is or has become generally available to the public other than as a result of a disclosure by any Receiving Party or any Representative thereof in breach of any of the provisions of this Section 14.01;
(ii)    any information that has been independently developed by a Receiving Party (or any Affiliate thereof) without violating any of the provisions of this Agreement or any other similar contract to which such Receiving Party or any of its Representatives, is or are bound; or
(iii)    any information made available to such Receiving Party (or any Affiliate thereof), on a non‑confidential basis by any third party who is not prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation to the Disclosing Party or any of its Representatives.
(f)    Except as otherwise provided for in this Section 14.01, Confidential Information received hereunder shall be used by each Receiving Party and its Representatives solely for use in connection with such Receiving Party fulfilling its obligations or exercising its rights under this Agreement or evaluating or assisting the Company and its business activities.
(g)    The obligations under this Section 14.01 shall survive for two (2) years after the termination of this Agreement, notwithstanding the possible earlier occurrence of a dissolution of the Company, a Member's Transfer of its Membership Units, a withdrawal by a Member from the Company and/or any Person ceasing to be an Affiliate of a Member.
(h)    Nothing in this Agreement shall be interpreted as vesting, in favor of any Receiving Party or any other Person, any right of ownership or other right in Confidential Information or other intellectual property of a Disclosing Party.
SECTION 14.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specification notice given in accordance with this Section 14.02:
(i)    If to the Company:
Novvi LLC
5885 Hollis Street
Emeryville, CA 94608
Attention: Jeff Brown, President

(ii)    if to a Member, then to the address or fax number set forth opposite such Member's name on Schedule 2.01 hereto.

In addition, in case of any notice to Cosan US, with a copy to (which shall not constitute notice):

Cosan Lubrificantes e Especialidades S.A.
Rua Victor Civita nº 77, Bloco 1, 4º andar
Rio de Janeiro - RJ - Brazil
CEP: 22775-905
Attention: Departamento Jurídico

Jones Day
222 East 41st Street
New York, NY 10017-6702
Attention: S. Wade Angus

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Alameda Joaquim Eugenio de Lima, 447,
São Paulo - SP - Brazil
Attention: Marcelo Sampaio Góes Ricupero

SECTION 14.03. Public Announcements. Except per Section 14.01(d), no party to this Agreement (including the Company) shall (i) make, or cause to be made, any press release or public announcement in respect of this Agreement, (ii) use, or caused to be used, the names of any Member or any Affiliate of any Member in any press release or public announcement regarding this Agreement or the Company, or (iii) otherwise communicate with any news media about this Agreement or the Company without the prior written consent of the Members, not to be unreasonably withheld. The parties shall cooperate as to the timing and contents of any such press release or public announcement. Following the initial press release or other authorized public disclosure announcing the existence of this Agreement (if any), each party hereto shall be free to disclose, without the other parties' prior written consent, the existence of this Agreement, the identity of the other the other parties, and those terms of this Agreement, each to the extent they have already been publicly disclosed in accordance herewith.
SECTION 14.04. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.
SECTION 14.05. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 14.06. Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, email, or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14.06.
SECTION 14.07. Entire Agreement. This Agreement, together with the IP License Agreement and the Cosan US License Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
SECTION 14.08. Governing Law; Submission to Jurisdiction; Arbitration. (a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without giving effect to the principles or rules of conflicts of law or of choice of law thereof.

(b)    In the event of any dispute between the Members and/or the Company involving any of this Agreement, the activities of the Company, or the Company Business, or any combination of the foregoing (other than a dispute subject to Section 5.16), such dispute shall be governed by and resolved subject to this Section 14.08. Notwithstanding anything contained in this Agreement, the Members undertake to use their reasonable efforts to amicably resolve by mutual negotiation of their chief executive officers (or their designees) any disputes between themselves and/or the Company arising from or in connection to this Agreement and/or related hereto, including but not limited to any issues relating to the existence, validity, effectiveness, contractual performance, interpretation, breach or termination hereof. In case such mutual agreement is not reached under this Section, within thirty (30) days after submission of the dispute to the Members' chief executive officers (or their designees), either Member may refer the dispute to binding arbitration under the then-existing rules (“Arbitration Rules”) of the American Arbitration Association (“Arbitration Chamber”), which will exclusively and finally settle such dispute. The Arbitration Rules are deemed to be incorporated by reference to this Agreement, except as such Arbitration Rules may be modified herein or by mutual agreement by the Members. The arbitration proceedings filed based on this Agreement shall be administered by the Arbitration Chamber. Any such arbitration shall be conducted in accordance with, and subject in all respect to, the following: For the avoidance of doubt, this Section 14.08 equally binds all parties hereto (including the Company) to this Agreement, and such parties hereby agree to submit to and comply with all the terms and conditions of this Section 14.08, which shall be in full force and effect irrevocably, and subject to specific performance. The Company expressly agrees to be bound to these arbitration provisions for all legal purposes. Unless otherwise agreed in writing, the Members shall continue to diligently perform their respective duties and obligations under this Agreement while an arbitral proceeding is pending.
(c)    Any arbitration under this Section 14.08 will be settled by a panel of three (3) arbitrators. If there are only two parties to the arbitration, each party shall nominate one arbitrator in accordance with the Arbitration Rules and the two arbitrators so nominated shall nominate jointly a third arbitrator, who shall serve as the chair of the arbitral tribunal (“Arbitral Tribunal”), within fifteen (15) days from the receipt of a communication from the Arbitration Chamber by the two previously nominated arbitrators. If there are multiple parties, whether as claimants or as respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall nominate an arbitrator within the time limits set forth in the Arbitration Rules. If any arbitrator has not been nominated within the time limits specified herein and/or in the Arbitration Rules, as applicable, such appointment shall be made by the Arbitration Chamber upon the written request of any party within fifteen (15) days of such request. If at any time a vacancy occurs in the Arbitral Tribunal, the vacancy shall be filled in the same manner and subject to the same requirements as provided for the original appointment to that position. The Company as an intervening party to this Agreement shall be a party to the arbitration proceeding only to the extent it may have to implement the award to be rendered, but it waives its right to appoint any arbitrator.
(d)    The place of arbitration shall be the city of New York, New York, U.S.A., where the award(s) shall be rendered, and all arbitration proceedings shall be conducted in English.

(e)    An arbitration award shall be final, unappealable and binding on the parties, including the Company, their successors and assignees, who agree to comply with it and spontaneously and expressly waive any form of appeal, except for the request for fraud, correction of material error or clarification of uncertainty, doubt, contradiction or omission of the arbitration award. If necessary, an arbitration award may be enforced in any court that has jurisdiction or authority over the Members, the Company, or their assets. The arbitration award will include the distribution of costs, including reasonable attorney's fees and reasonable expenses as the Arbitral Tribunal sees fit.
(f)    The Members and the Company are fully aware of all terms and effects of the arbitration provisions herein agreed upon and irrevocably agree that arbitration hereunder is the only form of resolution of any disputes between any of the Members or any Member and the Company or among themselves arising from or in connection with this Agreement and/or related thereto (except those subject to Section 5.16). Without prejudice to the validity of these arbitration provisions, the Members and/or the Company may seek judicial assistance and/or relief, if and when necessary, for the sole purposes of:

(i)    executing obligations that admit, forthwith, specific performance;
(ii)    obtaining coercive or precautionary measures or procedures of a preventive, provisional or permanent nature, as security for the arbitration to be commenced or already in course between the Members and/or to ensure the existence and efficacy of the arbitration proceeding; or
(iii)    fraud, correction of material error or clarification of uncertainty, doubt, contradiction or omission of the arbitration award; or
(iv)    obtaining measures of a mandatory and specific nature;
it being understood that, upon accomplishment of the mandatory or specific enforcement procedures sought, the dispute shall be returned to the Arbitral Tribunal to be established or already established, as applicable, full and exclusive authority to decide on all and any issues, whether related to procedure or merit, which has caused the mandatory or specific enforcement claim, with the respective judicial proceeding being interrupted until the partial or final decision of the Arbitral Tribunal.
For the measures indicated in (i) through (iv) above, the Members and/or the Company elect any state or U.S. federal court located in the city of New York, New York, U.S.A., to the exclusion of any other courts, and the Members and/or the Company hereby irrevocably submit to the exclusive jurisdiction of any state or U.S. federal court located within the city of New York, New York, U.S.A. over any such action. The Members and/or the Company hereby irrevocably waive, to the fully extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defence of inconvenient forum for the maintenance of such action. The filing of any measure under this Subsection (f) does not entail any waiver to the arbitration under this Section 14.08 or to the full jurisdiction of the Arbitral Tribunal.

(g)    The Members, the Company, and their respective Representatives, the witnesses, the Arbitral Tribunal, the Arbitration Chamber and its secretariat agree to treat the existence, content, awards and decisions relating to an arbitration proceeding hereunder, together with all the materials, information and testimony used therein or created for the purposes thereof, as well as other documents produced or disclosed by the other Member or by the Company during the arbitration proceeding as Confidential Information of the other Member or the Company, subject to the obligations and exceptions in Section 14.01.
(h)    In order to facilitate the comprehensive resolution of related disputes under this Agreement, the IP License Agreement, and/or the Cosan US License Agreement, any or all such disputes may be brought in a single arbitration under the following circumstances and conditions: If one or more arbitrations are already pending between the Members and/or the Company hereunder or under the IP License Agreement or under the Cosan US License Agreement and a new dispute arises between the Members and/or the Company under any of said agreements or a subsequently filed arbitration is brought between the Members and/or the Company under any said agreements, then a Member or the Company may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration. Within twenty (20) days of a request to consolidate, the parties to the new dispute or the subsequently filed arbitration shall select one of the prior pending arbitrations into which the new dispute or subsequently filed arbitration may be consolidated (“Selected Arbitration”). If the parties to the new dispute or subsequently arbitration are unable to agree on the Selected Arbitration within such twenty (20) day period, then the Arbitration Chamber shall indicate the Selected Arbitration within twenty (20) days of a written request by a party to the new dispute or the subsequently filed arbitration. If the Arbitration Chamber fails to indicate the Selected Arbitration within the 20-day time limit indicated above, the arbitration first initiated shall be considered the Selected Arbitration. The new dispute or subsequently filed arbitration shall be so consolidated, provided that the Arbitral Tribunal for the Selected Arbitration determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the Selected Arbitration; (ii) no party to the new dispute or to the Selected Arbitration would be unduly harmed; and (iii) consolidation under these circumstances would not result in undue delay for the Selected Arbitration. Any such order of consolidation issued by the Arbitral Tribunal shall be final and binding upon the parties to the new dispute, the Selected Arbitration and subsequently filed arbitrations. The Members and the Company waive any right they may have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Arbitration Rules and/or the applicable Law in any court. The Arbitral Tribunal for the Selected Arbitration into which a new dispute or subsequently filed arbitration is consolidated shall serve as the Arbitral Tribunal for the consolidated arbitration.
(i)    Subject to applicable Law and this Section 14.08, process in any dispute, claim, action, suit or proceeding to enforce any arbitral award rendered pursuant to and as provided in this Agreement may be served on a Member or the Company anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Member and the Company agrees that service of process on a Member or the Company at the location, and as provided, in Section 14.02 shall be deemed effective service of process on such Member or the Company, as applicable. Nothing herein shall affect the right of any Member or the Company to serve legal process in any other manner permitted by applicable Law or at equity.

(j)    WITH RESPECT TO ANY DISPUTE, CLAIM, ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT THAT, PER THIS AGREEMENT OR APPLICABLE LAW MAY BE BROUGHT IN A COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH DISPUTE, CLAIM, ACTION, SUIT OR PROCEEDING.
SECTION 14.09. Specific Performance. Subject to compliance with Section 14.08 above, the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
SECTION 14.10. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
SECTION 14.11. Amendments and Waivers; Assignment. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided, however, that Schedule 2.01 to this Agreement shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member and the adjustment of the Membership Units resulting from any Transfer or other disposition of a Membership Unit, in each case that is made in accordance with the provisions hereof.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
(c)    The respective rights and obligations of the Members under this Agreement may not be assigned without the prior written consent of the other Members. The consent of the other Members shall not be unreasonably withheld. In case of an assignment to a Controlled company, Controlling company or company under common Control, such consent shall not be withheld in any circumstance if the assigning party remains liable for the obligations of the assignee under this Agreement or guarantees the fulfillment of such obligations, as provided for in Section 10.02(b), except in the case in which Cosan US requests assignment to a joint venture company formed by Cosan US or any Affiliate thereof and Shell International Petroleum Company Limited or any Affiliate thereof, in which case the consent of Amyris may be withheld in its sole and absolute discretion.
SECTION 14.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Members to make Capital Contributions to the Company under this Agreement is an agreement only between the Members and no other person or entity, including the Company, shall have any rights to enforce such obligations.
SECTION 14.13. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
SECTION 14.14. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive the benefit of any rule of applicable Law, including California Civil Code Section 1654 and any successor or amended statute, or any legal decision which would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.
SECTION 14.15. Former Amyris Employees, Officers and/or Contractors. Notwithstanding anything to the contrary contained in this Agreement, with regard to any Company employee and/or Officer who, prior to the Effective Date, was an Amyris employee or contractor, Amyris will retain and be responsible for all liabilities, if any, arising in respect of such Person's prior employment with or for Amyris or the termination thereof (including, without limitation, any Controlled Group Liability or claims by such Person under any Amyris benefit plans, medical, life insurance and disability benefit plans and policies, workers compensation claims and similar claims).
SECTION 14.16. Further Assurances. Each of the Members hereto shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereunder, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Each of the Members shall cooperate with the other when required in order to effect the transactions contemplated hereunder. In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties hereto shall use their reasonable efforts to take all such action. Each of the Members and the Company will use their best efforts to finalize and execute the Cosan US License Agreement, as soon as reasonably practicable following the Effective Date.
SECTION 14.17. BioFene Supply Agreement. The Members agree to negotiate in good faith, the key terms, including price (and/or a pricing formula), maximum quantities, and applicable delivery INCOTERM, with regard to Amyris' future supply, and Company's purchase, of BioFene for Company's Base Oils, Additives and Lubricants.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the Effective Date.

AMYRIS, INC.
By: /s/ John Melo
Name: John Melo
Title: C.E.O.

COSAN US, INC.
By: illegible
Name:
Title:

NOVVI LLC
By: /s/ John Melo
Name: John Melo
Title: Manager

By: /s/ Lineu Paulo Moran Filho
Name: Lineu Paulo Moran Filho
Title: Manager

SCHEDULE 2.01
List of Members and Addresses

Amyris, Inc.
5885 Hollis Street, Suite 101
Emeryville, CA 94608
Attn: General Counsel

Cosan US, Inc.
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
Attn: President

EXHIBIT A
Member Certificate
Amended and Restated Operating Agreement of Novvi LLC
THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.
THE MEMBERSHIP UNITS REPRESENTED BYTHIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED OPERATING AGREEMENT DATED AS OF [_], 2013, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. NO REGISTRATION OF TRANSFER OF THESE MEMBERSHIP UNITS WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.
All capitalized terms used herein, and not otherwise defined, have the meaning set forth in the Amended and Restated Operating Agreement of Novvi LLC, dated as of [_], 2013, as amended from time to time (the “Agreement”).
The undersigned hereby acknowledges that [in exchange for a capital contribution with a value of US$____________,] the undersigned [has received/is the Transferee of] [__] Membership Units in Novvi LLC (the “Company”).
The undersigned further acknowledges that it has been given a copy of, and has reviewed carefully, the Agreement. The undersigned agrees to be bound by all terms and provisions of the Agreement [and to assume all obligations of the transferor of such Membership Units]. The undersigned hereby accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of the Agreement by the Company prior to the date hereof.
Dated ___________, ____.

[Name of Member]

EXHIBIT B
Fair Market Value Methodology
“Fair Market Value”, for purposes of the Agreement, shall be calculated in accordance with the rules set forth below.
The Fair Market Value of the Company and its corresponding Membership Units shall be calculated according to the following procedure:
(i)    the Fair Market Value shall be determined by two (2) internationally recognized and reputable investment banks, with experience in the appraisal of assets in the lubricants (or similar market), being one (1) institution chosen by Cosan US and one (1) chosen by Amyris (“Appraisers”) within ten (10) Business Days as from the date the determination of a Fair Market Value is required, after which the Membership Unit holder who fails to choose an Appraiser shall be deemed to accept the Fair Market Value that is determined by the Appraiser duly chosen by the other Membership Unit holder. Notwithstanding the above, the Parties may mutually agree that the Fair Market Value shall be determined by only one (1) jointly chosen specialized investment bank, with the same qualifications mentioned above (“Sole Appraiser”). The Appraisers (or the Sole Appraiser, as the case may be) shall be engaged by the Company, but the costs arising in connection with the determination of the Fair Market Value shall be equally shared by the Members. The Company shall provide both Appraisers (or the Sole Appraiser, as the case may be) with the same information that may be required by any Appraiser (or the Sole Appraiser, as the case may be);
(ii)    with respect to the Membership Units, the Fair Market Value shall be determined by the Appraisers (or the Sole Appraiser, as the case may be) based on the following criteria: (a) such Membership Units shall be appraised as if the total number of Membership Units were available for purchase and were purchased by Third Parties on an arms' length basis, without any discount; (b) the then current status and the expected future results of the Company; and (c) the discounted projected future cash flows of the Company, based on the Company's applicable business plan and budget, or, if the Company has not started to conduct the business, the Fair Market Value shall be determined considering the capital employed by the Members;
(iii)    if any Appraiser (or the Sole Appraiser, as the case may be) presents a value range/band instead of a single value, the Fair Market Value provided by such Appraiser (or the Sole Appraiser, as the case may be) shall be the midpoint of such value range/band, provided that the Appraisers shall be aware that in no event such band, for the purposes of the assessment of the Fair Market Value, shall exceed twenty percent (20%) of either the minimum or the maximum value amongst the value range/bands presented;
(iv)    the Appraisers (or the Sole Appraiser, as the case may be) shall determine the Fair Market Value within thirty (30) days as from the date on which they were engaged for such purpose, and the result of their work shall be submitted simultaneously to the Company and all Members in writing;
(v)    if the difference between the Fair Market Values assessed by each Appraiser-subject to the provisions of item (iii) above-is lower or equal to ten percent (10%), the Fair Market Value shall be the midpoint of both appraisals; if such difference exceeds such percentage, the Appraisers shall have five (5) Business Days as from the date on which the two (2) Fair Market Values were presented to the Company to select a third qualified investment bank that fulfills the same requirements set forth in item (i) above to determine the Fair Market Value (“Third Appraiser”);
(vi)    the Third Appraiser shall present its assessment of the Fair Market Value of the Membership Units within no later than thirty (30) days as from the date on which it was engaged by the Company, subject to the same rules and criteria applicable to the Appraisers and based on the estimates prepared by such Appraisers, and the result of the Third Appraiser's work shall be simultaneously submitted to the Company and the Members in writing;
(vii)    the Fair Market Value shall then be the midpoint between the two (2) closest amounts assessed by the three (3) Appraisers; and
(viii)    absent of a manifest error, the Fair Market Value assessed according to the terms hereof shall be final, binding and shall not be subject to any opposition from any Member, and shall remain valid for the purposes hereof for a period of one hundred and twenty (120) days from the date it was finally assessed.